Exhibit 2.1

[**] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

STOCK PURCHASE AGREEMENT
DATED AS OF OCTOBER 12, 2020

BY AND AMONG

KINGSWAY WARRANTY HOLDINGS LLC
(“BUYER”),

PWI HOLDINGS, INC.
(THE “COMPANY”),

ADESA DEALER SERVICES, LLC
(“SELLER”),

AND

KINGSWAY AMERICA INC.
(“PARENT”)

1

Exhibit 2.1

i

Exhibit 2.1

Exhibit 2.1

Exhibit 2.1

Exhibit 2.1

SCHEDULES AND EXHIBITS

Exhibits
Exhibit A	Net Working Capital Calculation
Exhibit B	Indemnity Escrow Agreement
Exhibit C	Restrictive Covenant Agreement
Exhibit D	Binder Agreement
Exhibit E	Accounting Standards
Exhibit F	Transition Services Agreement
Exhibit G	Purchasing Services Agreement

Schedules
Schedule 1.3(a)(iii)	Seller Required Consents
Schedule 1.3(a)(iv)	Contract Terminations
Schedule 1.3(b)(iv)	Buyer Required Consents
Schedule 4.5	Required Consents
Schedule 4.8	Intercompany Accounts
Schedule 4.18	List of Landlord Waivers and Estoppels
Schedule 4.20	Assignment of Proprietary Rights

v

Exhibit 2.1

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is dated as of October 12, 2020 and is made by and among Kingsway Warranty Holdings LLC, a Delaware limited liability company (“Buyer”), PWI Holdings, Inc., a Pennsylvania corporation (the “Company”), ADESA Dealer Services, LLC, an Indiana limited liability company (“Seller”), and, solely for purposes of Section 10.15 hereof, Kingsway America Inc., a Delaware corporation (“Parent”). An index of defined terms used in this Agreement is attached as Annex A hereto.
RECITALS
A.The Company is the holder, directly or indirectly, of all equity securities of its subsidiaries, which are engaged in the business of selling and administering vehicle service contracts (as conducted as of the date hereof and at any time between the date hereof and the Closing, the “Business”).
B.    The authorized capital stock of the Company consists of: (i) 25,000 shares of common stock, no par value per share, 4,798.95 of which are issued and outstanding and owned beneficially and of record by Seller (such shares, the “Shares”); and (ii) 10,000 shares of preferred stock, no par value per share, none of which are issued or outstanding.
C.    Pursuant to this Agreement, at the Closing, Buyer will buy from Seller, and Seller will sell to Buyer, all of the Shares for the Purchase Price (the “Acquisition”), subject to the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

Exhibit 2.1

ARTICLE I
SALE AND PURCHASE
Section 1.1.    Purchase by Buyer. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, convey and deliver to Buyer, all rights, title and interest to the Shares free and clear of any Liens (other than restrictions imposed by applicable securities Laws).
Section 1.2.    Closing. The closing of the transactions contemplated by this Agreement (including the Acquisition) (the “Closing”) shall take place at the offices of Buyer’s counsel or via facsimile and/or email on the date that is the fifth (5th) Business Day following the date on which all of the conditions set forth in Article VI and Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) in accordance with this Agreement, or at such other time, date and place as the parties hereto may mutually agree in writing. The date on which the Closing actually occurs shall be referred to as the “Closing Date.” All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 am on the Closing Date (the “Effective Time”).
Section 1.3.    Transactions to be Effected at the Closing. At the Closing:
(a)    Seller and the Company shall deliver, or cause to be delivered, to Buyer:
(i)    a counterpart to all Transaction Agreements to which each of Seller and Company is a party (to the extent not previously entered into), duly executed by each of Seller and the Company, as applicable;
(ii)    certificates representing the Shares, together with stock powers or any other appropriate instrument of transfer in form reasonably satisfactory to Buyer, sufficient to sell, convey, transfer and deliver title to the Shares to Buyer;
(iii)    evidence, in form and substance reasonably acceptable to Buyer, that each Required Consent set forth on Schedule 1.3(a)(iii) has been obtained from the applicable third party or Governmental Authority;
(iv)    evidence of the termination as of the Closing of the agreements set forth on Schedule 1.3(a)(iv) (unless such agreements automatically terminate in accordance with their respective terms);
(v)    a certificate executed by a duly authorized officer of Seller certifying and attaching a copy of the resolutions of Seller’s sole member, authorizing the execution, delivery and performance of this Agreement and any other Transaction Agreement to which Seller is a party, certified as true, complete, correct and in force and effect as of the Closing Date;

Exhibit 2.1

(vi)    a certificate executed by a duly authorized officer of the Company certifying and attaching a copy of (A) the Organizational Documents of the Company, including any amendments thereto, and (B) the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and any other Transaction Agreement to which the Company is a party, in each case certified as true, complete, correct and in force and effect as of the Closing Date;
(vii)    a certificate executed by a duly authorized officer of each Subsidiary of the Company certifying and attaching a copy of the Organizational Documents of each such Subsidiary, including any amendments thereto, certified as true, complete, correct and in force and effect as of the Closing Date;
(viii)    a Certificate of Subsistence (good standing) of the Company, issued not earlier than ten (10) Business Days prior to the Closing Date by the Department of State of the State of Pennsylvania;
(ix)    a Certificate of Good Standing (or valid existence or other equivalent certificate) with respect to each Subsidiary of the Company, issued not earlier than ten (10) Business Days prior to the Closing Date by the Secretary of State of the state of incorporation or organization of each Subsidiary of the Company;
(x)    a certification of Seller’s non-foreign status (or the person treated as the seller for U.S. federal income tax purposes in the event Seller is disregarded for such purposes), for purposes of Section 897 and 1445 of the Code, dated as of the Closing Date;
(xi)    the written resignations, effective as of the Closing Date, of the directors and officers of the Company and each Subsidiary of the Company identified by Buyer prior to Closing;
(xii)    a certificate of a duly authorized officer of each of the Company and Seller certifying as to the satisfaction of the conditions set forth in Article VII by Buyer, that is dated as of the Closing Date; and
(xiii)    such other documents, agreements or other instruments as Buyer may reasonably request for the purpose of otherwise facilitating the consummation or performance of the transactions contemplated by this Agreement and any Transaction Agreement.
(b)    Buyer shall deliver, or cause to be delivered, to Seller and the Company, as applicable:
(i)    an amount equal to the Closing Payment by wire transfer(s) of immediately available funds to the account designated by Seller at least two (2) Business Days prior to the Closing;
(ii)    a counterpart to all Transaction Agreements to which Buyer is a party (to the extent not previously entered into), duly executed by Buyer;

Exhibit 2.1

(iii)    written evidence, in form and substance reasonably acceptable to Seller, that the R&W Policy has been procured and is bound and in effect;
(iv)    evidence, in form and substance reasonably acceptable to Seller, that each Required Consent set forth on Schedule 1.3(b)(iv) has been obtained from the applicable third party or Governmental Authority;
(v)    a Certificate of Good Standing (or valid existence or other equivalent certificate) of Buyer issued not earlier than ten (10) Business Days prior to the Closing Date by the Secretary of State of the jurisdiction of organization of Buyer;
(vi)    a certificate executed by a duly authorized officer of Buyer certifying and attaching a copy of the resolutions of the governing body of Buyer authorizing the execution, delivery and performance of this Agreement and any other Transaction Agreement to which Buyer is a party, certified as true, complete, correct and in force and effect as of the Closing Date;
(vii)    a certificate of a duly authorized officer of Buyer certifying as to the satisfaction of the conditions set forth in Article VI by Seller and the Company, that is dated as of the Closing Date; and
(viii)    such other documents, agreements or other instruments as Seller may reasonably request for the purpose of otherwise facilitating the consummation or performance of the transactions contemplated by this Agreement and any Transaction Agreement.
Section 1.4.    Purchase Price. The aggregate purchase price for the Shares shall be $24,500,000 (the “Purchase Price”), as adjusted pursuant to Section 1.5. The Purchase Price will be paid pursuant to Section 1.5, Section 1.6, and Section 1.7.
Section 1.5.    Payment at Closing; Pre-Closing Deliveries.
(a)    At Closing, and in consideration of the sale by Seller to Buyer of the Shares and in reliance upon the representations and warranties of the parties hereto contained herein and subject to the satisfaction of all of the conditions contained herein, Buyer shall pay, or cause to be paid, to Seller, or its designee, by wire transfer of immediately available funds to an account designated by Seller pursuant to Section 1.5(e)(iii), an amount of cash (the “Closing Payment”) equal to:
(i)    the Purchase Price; plus
(ii)    an amount equal to the Cash and Cash Equivalents; plus
(iii)    if the Estimated Working Capital is greater than the Target Working Capital, an amount equal to the difference between the Estimated Working Capital and the Target Working Capital; minus
(iv)    the Closing Date Indebtedness; minus

Exhibit 2.1

(v)    if the Estimated Working Capital is less than the Target Working Capital, then an amount equal to the difference between the Target Working Capital and the Estimated Working Capital; minus
(vi)    the Transaction Expenses; minus
(vii)    the Indemnity Escrow Amount.
(b)    No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer payoff and release letters from the holders of all Closing Date Indebtedness (collectively, the “Payoff Letters”) that (i) reflect the amounts required to pay in full such Closing Date Indebtedness and (ii) provide that, upon payment in full of the amounts indicated, all Liens securing such Closing Date Indebtedness shall be terminated and of no further force and effect, and that such holder shall be obligated to deliver UCC-3 termination statements with respect to the financing statements filed against the assets of the Company or any of its Subsidiaries by the holders of such Closing Date Indebtedness, in each case in form and substance reasonably satisfactory to Buyer. At the Closing, Buyer shall pay, or cause to be paid, all Closing Date Indebtedness to the respective holders thereof in accordance with the terms of the Payoff Letters.
(c)    Prior to the anticipated Closing Date, Seller shall deliver to Buyer invoices from all Persons to whom Transaction Expenses are owed (collectively, the “Transaction Expense Invoices”) that reflect the amounts required to pay in full such Transaction Expenses through the Closing Date. At the Closing, Buyer shall pay, or cause to be paid, all such Transaction Expenses to the respective payees thereof in accordance with the terms of the Transaction Expense Invoices.
(d)    At the Closing, Buyer shall deposit the Indemnity Escrow Amount with the Escrow Agent, such Indemnity Escrow Amount to be held by the Escrow Agent in an indemnity escrow account in accordance with the terms of the Indemnity Escrow Agreement.
(e)    No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) containing: (i) Seller’s good faith estimate of (A) the aggregate amount of Cash and Cash Equivalents, (B) the aggregate amount of Closing Date Indebtedness, (C) Net Working Capital (the “Estimated Working Capital”), and (D) the aggregate amount of all Transaction Expenses; (ii) Seller’s good faith calculation of the Closing Payment based on such estimates; and (iii) instructions designating the account or accounts to which the Closing Payment shall be paid at the Closing.
Section 1.6.    Post-Closing Adjustments.
(a)    Within ninety (90) calendar days following the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) which shall include (i) Buyer’s calculations, with reasonable supporting detail, of (A) the aggregate amount of Cash and Cash Equivalents, (B) the aggregate amount of Closing Date Indebtedness, (C) Net Working Capital, and (D) the aggregate amount of all Transaction Expenses and (ii) Buyer’s good faith calculation of the Closing Payment based upon the foregoing calculations. The Closing Statement (and the components thereof) will be prepared and determined in accordance with the Accounting Standards

Exhibit 2.1

as modified by the definitions of Cash and Cash Equivalents, Net Working Capital (which calculation shall be consistent with the sample calculation set forth in Exhibit A), Indebtedness, and Transaction Expenses. The preparation of the Closing Statement shall be for the sole purpose of determining the Final Closing Payment. Seller shall have thirty (30) calendar days following receipt of the Closing Statement (the “Review Period”) to review the same. During the Review Period, Seller and its Representatives shall be permitted, upon reasonable request and during normal business hours, access to review and obtain copies (at Seller’s sole expense) of the Books and Records in the possession of Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) and any work papers related to the preparation of the Closing Statement and the calculations contemplated thereby. Upon the reasonable request of Seller, which request shall be delivered in advance in writing, the Company shall, during normal business hours, make available its personnel to assist Seller in its review of the Closing Statement. On or before the expiration of the Review Period, Seller may deliver to Buyer a written statement setting forth in reasonable detail (y) any specific item on the Closing Statement which Seller believes has not been prepared in accordance with this Agreement and Seller’s alternative calculation of such specific item and (z) Seller’s alternative calculation of the Closing Payment (a “Closing Statement Response Notice”). Any items not specifically objected to in the Closing Statement Response Notice will be deemed to have been accepted by, and will be binding and conclusive on, Seller on the thirtieth (30th) calendar day following delivery of the Closing Statement to Seller. If Seller does not deliver a Closing Statement Response Notice to Buyer within the Review Period, Seller shall be deemed to have accepted the Closing Statement in its entirety and the Closing Statement (and the determination of the Closing Payment set forth therein) shall be binding and conclusive on the parties hereto and not subject to appeal.
(b)    In the event that Seller delivers a Closing Statement Response Notice within the Review Period, Buyer and Seller shall in good faith attempt to resolve any specific objections set forth in such Closing Statement Response Notice. Should Seller and Buyer not be able to resolve such specific objections set forth in the Closing Statement Response Notice (such specific unresolved items, the “Outstanding Disputed Items”) within fifteen (15) calendar days following Buyer’s receipt of the Closing Statement Response Notice, either party may submit only the Outstanding Disputed Items to the Independent Accounting Firm for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) calendar days of its engagement. The parties hereto shall also, within ten (10) days of the date the items in dispute are referred to the Independent Accounting Firm, provide the Independent Accounting Firm with a written statement (a “Position Statement”) describing in reasonable detail their respective positions on the Outstanding Disputed Items (copies of which will concurrently be delivered to the other parties hereto). If any party fails to timely deliver its Position Statement to the Independent Accounting Firm, the Independent Accounting Firm shall resolve the Outstanding Disputed Items solely upon the basis of the information otherwise provided to them. In resolving the Outstanding Disputed Items, the Independent Accounting Firm: (i) shall be bound by the principles set forth in this Section 1.6 and any other applicable provision of this Agreement; and (ii) shall not assign a value to any Outstanding Disputed Item that is greater than the greatest value for such Outstanding Disputed Item claimed by any party hereto in its Position Statement, or less than the smallest value for such Outstanding Disputed Item claimed by any party hereto in its Position Statement. The Independent Accounting Firm shall review only the Outstanding Disputed

Exhibit 2.1

Items and shall deliver a written statement setting forth its resolution of the Outstanding Disputed Items (a “Final Calculation Statement”), which Final Calculation Statement shall include its calculation of (A) the aggregate amount of Cash and Cash Equivalents, the aggregate amount of Closing Date Indebtedness, Net Working Capital, the aggregate amount of all Transaction Expenses and (B) the Closing Payment based upon the foregoing calculations. Absent manifest error, the decision of the Independent Accounting Firm as to the Outstanding Disputed Items and the calculations set forth in the Final Calculation Statement shall be binding and conclusive on the parties and not subject to appeal.
(c)    If any Outstanding Disputed Items are submitted to the Independent Accounting Firm for resolution as provided above, the costs, fees and expenses of the Independent Accounting Firm shall be allocated to and paid by the party (either Buyer, on the one hand, or Seller, on the other hand) whose calculation of the Outstanding Disputed Items is furthest from the Independent Accounting Firm’s determination of the Outstanding Disputed Items, determined in the aggregate.
(d)    In the event that the Closing Payment, as accepted, deemed accepted or finally determined pursuant to the foregoing provisions of this Section 1.6 (as so accepted, deemed accepted or finally determined, the “Final Closing Payment”), is less than the Closing Payment (such difference, the “Buyer Purchase Price Payment Amount”), Seller shall pay and deliver by wire transfer of immediately available funds the Buyer Purchase Price Payment Amount to an account designated in writing by Buyer. In the event the Final Closing Payment exceeds the Closing Payment, Buyer shall pay to Seller an amount in cash equal to such excess amount to an account designated in writing by Seller. Any payment due under this Section 1.6(d) shall be made within five (5) Business Days of the determination of the Final Closing Payment.
Section 1.7.    Indemnity Escrow. To secure and to serve as a fund in respect of the indemnification obligations of Seller under Section 9.2, Buyer, the Escrow Agent and Seller will enter into the Indemnity Escrow Agreement at the Closing, substantially in the form of Exhibit B (the “Indemnity Escrow Agreement”). At the Closing, Buyer shall deposit an amount equal to $122,500.00 (the “Indemnity Escrow Amount”) with the Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of Seller and the Company, as applicable, hereby makes, jointly and severally, the following representations and warranties, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date (other than those representations and warranties provided as of a specific date), and shall survive the Closing as herein provided. All representations and warranties of Seller and the Company are made subject to the exceptions specifically disclosed by Seller or the Company in the Disclosure Schedules delivered contemporaneously with the execution of this Agreement (collectively, the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed a disclosure with respect to any other section or subsection

Exhibit 2.1

to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face).
Section 2.1.    Organization.
(a)    Schedule 2.1(a)(i) sets forth the jurisdiction of incorporation or formation of the Company and each of its Subsidiaries and each state or other jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business as a foreign corporation or limited liability company, as the case may be. The Company and each of its Subsidiaries has all requisite corporate or limited liability company power and authority to own, lease and operate their assets, including the Assets, in the manner in which such assets are now owned, leased and operated and to carry on the business in which they are now engaged. Except as set forth in Schedule 2.1(a)(ii), there is no other jurisdiction in which the ownership, leasing, licensing or use of Assets by the Company or its Subsidiaries, or the conduct of its businesses makes such qualification or licensing necessary.
(b)    Prior to the date hereof, Seller has made available to Buyer (i) true, complete and correct copies of the Organizational Documents for the Company and each of its Subsidiaries and (ii) true, complete and correct copies of the stock transfer books and minute books or similar records of the Company and each of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is in default under or in violation of any provision of its Organizational Documents. Schedule 2.1(b) lists each of the directors, managers and officers, as the case may be, of the Company and each of its Subsidiaries.
(c)    Seller is a limited liability company duly organized and validly existing under the Laws of the State of Indiana.
Section 2.2.    Capitalization and Subsidiaries.
(a)    The authorized capital stock of the Company consists of: (x) 25,000 shares of common stock, no par value per share (the “Common Stock”), 4,798.95 of which are issued and outstanding; and (y) 10,000 shares of preferred stock, no par value per share (the “Preferred Stock”), none of which are issued or outstanding. The Common Stock and the Preferred Stock comprise the only classes of the Company’s capital stock that are presently authorized, and the Shares are the only shares of the Company’s capital stock that are issued and outstanding. All Shares are validly authorized and issued, fully paid, non-assessable and were issued free and clear, and not in violation, of any preemptive rights, subscription rights or any other right to purchase, applicable Law or the Organizational Documents of the Company. Except as set forth in the first sentence of this Section 2.2(a) and as may be set forth on Schedule 2.2(a), there are no outstanding (i) shares of capital stock of, or other voting or equity interests in the Company, (ii) securities convertible into or exercisable or exchangeable for any shares of the Company’s capital stock or other securities, (iii) options, calls, warrants or other rights, agreements, commitments or understandings of any kind to purchase, acquire or subscribe to capital stock or other securities of the Company or securities which are convertible into, exercisable or exchangeable for capital stock or other securities of the Company, (iv) Contracts (other than this Agreement) relating to the issuance, sale or transfer of any capital stock or voting or equity interest or other equity securities of the Company or (v) voting

Exhibit 2.1

trusts, stockholder agreements, proxies or other similar rights, agreements, commitments or understandings to which Seller or the Company is a party or by which Seller or the Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar obligations and commitments of the Company.
(b)    All of the Subsidiaries, direct and indirect, of the Company are listed on Schedule 2.2(b). Schedule 2.2(b) lists the entire authorized capital stock or other ownership interests of each such Subsidiary and the record and beneficial owner of such capital stock or other ownership interests, all of which have been duly authorized, are validly issued, fully paid and non-assessable and have been issued free and clear, and not in violation, of any preemptive rights, subscription rights or any other right to purchase, applicable Law or the Organizational Documents of each such Subsidiary. Except as set forth on Schedule 2.2(b), the Company owns, directly or indirectly, all of the capital stock or other ownership interests of the Subsidiaries listed on Schedule 2.2(b) free and clear of all Liens (other than restrictions imposed by applicable securities Laws). Except as set forth on Schedule 2.2(b), with respect to each Subsidiary of the Company, there are no outstanding (i) shares of capital stock of, or other voting or equity interests or securities of such Subsidiary, (ii) securities convertible into or exercisable or exchangeable for any shares of the Subsidiary’s capital stock or voting or equity interest or other securities of such Subsidiary, (iii) options, calls, warrants or other rights, agreements, commitments or understandings of any kind to purchase, acquire or subscribe to capital stock or voting or equity interests or other securities of such Subsidiary or securities which are convertible into, exercisable or exchangeable for capital stock or voting or equity interests or other securities of such Subsidiary, (iv) Contracts relating to the issuance, sale or transfer of any capital stock or voting or equity interests or other securities of such Subsidiary or (v) voting trusts, stockholder agreements, proxies or other similar rights, agreements, commitments or understandings to which Seller, the Company or any such Subsidiary is a party or by which Seller, the Company or any such Subsidiary is bound with respect to the voting of any shares of capital stock of or other voting or equity interests or other securities in such Subsidiary. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar obligations and commitments of any such Subsidiary.
Section 2.3.    Ownership of the Shares. Seller is the record, legal and beneficial owner of all interests in the Shares, free and clear of any Liens (other than restrictions imposed by applicable securities Laws). Except as may be otherwise indicated on Schedule 2.3, Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares to Buyer upon the terms and subject to the conditions of this Agreement free and clear of any Liens (other than restrictions imposed by applicable securities Laws). Upon delivery of, and payment for, the Shares at the Closing, Buyer will acquire good and valid title to all of the Shares, free and clear of any Liens (other than restrictions imposed by applicable securities Laws).
Section 2.4.    Validity. Each of the Company and Seller has the full power and authority to execute and deliver this Agreement and all of the Transaction Agreements to be executed and delivered in connection herewith or contemplated hereby to which it is a party, and each of the Company and Seller has the full power and authority to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the

Exhibit 2.1

Company and Seller has duly executed and delivered this Agreement. On the Closing Date, each of the Company and Seller will have duly executed and delivered the Transaction Agreements to which it is a party. This Agreement constitutes, and the Transaction Agreements, when executed and delivered (and, if applicable, assuming the valid authorization, execution and delivery by the other parties thereto), shall constitute, to the extent they are parties hereto or thereto, the valid and binding obligations of the Company and Seller, enforceable against the Company and Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization moratorium or other laws affecting creditors’ rights generally. The execution and delivery of this Agreement by each of the Company and Seller and the execution and delivery of each of the Transaction Agreements to which it is a party by each of the Company and Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action, as applicable, of the Company and Seller.
Section 2.5.    Financial Statements; Internal Controls.
(a)    Attached to Schedule 2.5(a) are correct and complete copies of the following financial statements of the Company and its Subsidiaries (collectively, the “Financial Statements”): (i) unaudited consolidated balance sheets and statements of income as of and for the fiscal years ended December 31, 2018 and December 31, 2019 (such latter date, the “Most Recent Fiscal Year End”); and (ii) unaudited consolidated balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the nine (9) month period ended September 30, 2020 (the “Most Recent Fiscal Month End”). The Financial Statements have been prepared in accordance with the Accounting Standards and, except as set forth on Schedule 2.5(a), present fairly and accurately, in all material respects, the consolidated financial condition, results of operations, and changes in equity and cash flow of the Company and its Subsidiaries as of and for their respective dates and for the periods then ending.
(b)    Each of the Company and its Subsidiaries has established and adhered to, and does adhere to, a system of internal accounting controls which is designed to provide assurance regarding the reliability of financial reporting. There has never been any (i) “significant deficiency” or “material weakness” (each as defined by the Public Company Accounting Oversight Board) in any system of internal accounting controls used by the Company or any of its Subsidiaries, (ii) fraud or other wrongdoing that involves any of the management or other employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by the Company Group, or (iii) claim or allegation regarding any of the foregoing.
(c)    Except for liabilities and obligations (i) incurred in the ordinary course of business, (ii) that are not material, (iii) specifically reflected or reserved against in the Financial Statements (or specifically disclosed in the notes thereto, if any) or (iv) set forth on Schedule 2.5(c), there are no liabilities or obligations of the Company or any Subsidiary of the Company of any nature (whether accrued, absolute, contingent or otherwise) that are of a type that would be required to be reflected on a Financial Statement prepared in accordance with the Accounting Standards.
Section 2.6.    Absence of Certain Changes. Except as set forth on Schedule 2.6, since June 30, 2020, the Company and its Subsidiaries have conducted business in all material respects

Exhibit 2.1

in the ordinary course and consistent with past practices and, without limiting the generality of the foregoing:
(a)    There has not been any event, development, occurrence, condition, change or state of circumstances with respect to the Company, any Subsidiary of the Company or their Assets that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    There has not been any material damage, destruction or loss of the Assets or any other material asset or property of the Company or any of its Subsidiaries, whether or not covered by insurance.
(c)    The Company and its Subsidiaries have not incurred additional debt or obligation for borrowed money, mortgaged, pledged or otherwise encumbered or subjected to Liens any of their Assets, or contracted for the extension or ability to incur or guarantee debt for borrowed money (even if not yet incurred), or incurred any other material obligation or liability, except in the ordinary course of business or relating to current Taxes which are not yet due and payable.
(d)    The Company and its Subsidiaries have not authorized, declared, set aside, paid or effected any dividend, payment or other distribution on or with respect to any of their capital stock or other ownership interests, including, but not limited to, the Assets (other than routine Tax distributions).
(e)    The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of the Shares.
(f)    The Company and its Subsidiaries have not transferred, issued, sold, pledged or disposed of any shares of capital stock or other securities of the Company and its Subsidiaries, as applicable, or granted options, warrants, puts, calls or other rights to purchase or otherwise acquire any shares of capital stock or other securities of the Company and its Subsidiaries, as applicable;
(g)    The Company and its Subsidiaries have not effected any recapitalization, reclassification, stock split or like change in their capitalization.
(h)    There has not been any material amendment or modification of the Organizational Documents of the Company or any of its Subsidiaries or of the terms of any of the Company’s capital stock or any of its voting or other equity securities.
(i)    The Company and its Subsidiaries have not (i) made any loan, advance or capital contribution to, or investment in, any Person or (ii) acquired the capital stock or operating business assets of any other Person which operating business assets have an aggregate cost or value in excess of $250,000.00, in each case, other than with respect to portfolio investments made in the ordinary course of business and consistent with past practice in accordance with the investment policies of the Company or any of its Subsidiaries, as applicable, as in effect on the Most Recent Fiscal Year End.

Exhibit 2.1

(j)    None of the Company, its Subsidiaries or, with regard to the Assets used in the Business, Seller, has sold, leased or otherwise transferred or disposed of any Asset (including policies or securities) except in the ordinary course of business, nor has the Company, its Subsidiaries or, with respect to the Assets used in the Business, Seller, leased or licensed to any Person any Asset.
(k)    Neither the Company nor any of its Subsidiaries has entered into, established or, or materially increased the payments to or benefits under, any Employee Benefit Plan other than as required by applicable Law.
(l)    There has not been any failure to pay or satisfy when due any material liability of the Company or its Subsidiaries.
(m)    Neither the Company nor any of its Subsidiaries has made any change in its accounting practices, methods or principles used for financial or regulatory reporting purposes, except for changes that are required by applicable Law.
(n)    There has not been any equity or equity-like grant or material change in the compensation structure of, or benefits available to (including any equity or equity-like grants), any director, officer or employee of the Company or any agent, broker or other producer involved with the Business, in each case other than (A) as required by a written agreement, or (B) adjustments to compensation made in the ordinary course of business consistent with past practices.
(o)    No officer or key employee (i.e., any employee within the top 20% of the compensation structure) of the Company or any of its Subsidiaries has given notice of his or her resignation or intent to resign, nor was any such notice received prior to June 30, 2020 reflecting an intent to resign after June 30, 2020.
(p)    None of the Company, its Subsidiaries or, with respect to the Business, Seller, has prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in the immediately prior period (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), settled or compromised any claim related to Taxes, entered into any closing agreement or similar agreement relating to Taxes, otherwise settled any dispute relating to Taxes, or requested any ruling or similar guidance with respect to Taxes.
(q)    Collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the ordinary course of business, or taken any other action, or omitted to take any other action, not in the ordinary course of business, which would materially affect the Net Working Capital as of the Closing Date.
(r)    None of the Company, its Subsidiaries or, with respect to the Business, Seller has entered into any material agreement or commitment, whether in writing or otherwise, to take any action described in this Section 2.6.

Exhibit 2.1

Section 2.7.    Contracts. Except as set forth on Schedule 2.7, as of the date of this Agreement, the Company and its Subsidiaries are not a party to, and the Company and its Subsidiaries or any of their Assets or the Business are not bound by:
(a)    any contract, agreement, arrangement, instrument or other legally binding obligation, whether written or oral (each, a “Contract”), that obligates the Company or one of its Subsidiaries to make payments in excess of $100,000.00 during the twelve-month period commencing on the date hereof (excluding unwritten, intercompany arrangements between the Company and its Subsidiaries, on the one hand, and one or more of their Affiliates, on the other hand);
(b)    any Contract for the sale or purchase by the Company or any of its Subsidiaries of any services, products, assets or properties in an amount or value exceeding $100,000.00;
(c)    any loan agreements, promissory notes, indentures, bonds, security agreements, collateral agreements, guarantees or obligations for borrowed money or other instruments involving Indebtedness;
(d)    any partnership, joint venture or other similar agreement or arrangement with any entity;
(e)    any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets comprising a business or a segment, division or line of business of any other Person (whether by merger, sale of stock, sale of assets or otherwise);
(f)    any Contract relating to any interest rate, derivatives or hedging transaction;
(g)    any Contract with a Material Producer;
(h)    any Contract containing (i) any covenant or provision prohibiting or limiting the Company or any of its Subsidiaries from engaging in any line or type of business, or that would so limit the freedom of Buyer or its Affiliates or the Company or any of its Subsidiaries after the Closing, (ii) exclusivity or similar obligations or restrictions binding on the Company or its Subsidiaries or that would be binding on Buyer or any of its Affiliates after the Closing or (iii) providing for a “most favored nation” status for any Person;
(i)    any Contract containing severance, change of control, retention or other similar-type provisions;
(j)    any Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount or benefit to any of its directors, officers, or employees (other than under any Employee Benefit Plan);
(k)    any Contract with any employee of the Company (i) that is not terminable at-will without liability; or (ii) who earns more than $100,000.00 per year;
(l)    any Contract with any Governmental Authority;

Exhibit 2.1

(m)    any Contract relating to the settlement of (i) any Litigation, administrative charge, investigation by a Governmental Authority, or (ii) any other Litigation pursuant to which the Company or any of its Subsidiaries has outstanding monetary obligations in excess of $75,000.00;
(n)    any Contract with any Affiliate of the Company or any of its Subsidiaries that obligates the Company or one of its Subsidiaries to make payments in excess of $100,000.00 during the twelve-month period commencing on the date hereof (excluding unwritten, intercompany arrangements between the Company and its Subsidiaries, on the one hand, and one or more of their Affiliates, on the other hand);
(o)    any confidentiality or non-disclosure Contract that restricts the ability of the Company or any of its Subsidiaries to conduct the Business as currently conducted;
(p)    any Contract providing for the indemnification of any Person by the Company or any of its Subsidiaries (excluding ordinary-course indemnification obligations owed to distributors, vendors and other commercial business partners);
(q)    any franchise, vendor or service center Contract that obligates the Company or one of its Subsidiaries to make payments in excess of $100,000.00 during the twelve-month period commencing on the date hereof;
(r)    any power of attorney; or
(s)    any Contract which grants, permits, assumes or suffers to exist any Lien on any portion of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.
Section 2.8.    Status of Contracts. Except as set forth on Schedule 2.8, each of the leases, Contracts, licenses and other agreements (including all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto) listed on Schedules 2.7, 2.9, 2.10(b), 2.14(a), 2.14(b), 2.15, 2.19, 2.20(a) and 2.20(b) (collectively, the “Business Agreements”) is in full force and effect and is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and, to Seller’s Knowledge, each other party to such Business Agreement, and is enforceable against the Company or its Subsidiaries, as applicable, and, to Seller’s Knowledge, each such other party in accordance with its terms, subject to bankruptcy, insolvency, reorganization moratorium or other laws affecting creditors’ rights generally. The Company and its Subsidiaries are not in and, to Seller’s Knowledge, are not alleged to be in, breach or default under any of the Business Agreements and have not failed to perform any material obligation under any of the Business Agreements. To Seller’s Knowledge, no other party to any Business Agreement is in or is alleged to be in breach of, or default under, any of the Business Agreements and has not failed to perform any material obligation under any of the Business Agreements. To Seller’s Knowledge, no event, condition, omission or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default, violation, or breach under a Business Agreement or result in a termination, modification or cancellation thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder. None of Seller, the Company or any of its Subsidiaries has received any

Exhibit 2.1

written notice of termination or intention to terminate any Business Agreement from any party thereto. Seller has made, or caused to be made, available to Buyer a true, complete and correct copy of each Business Agreement.
Section 2.9.    Personal Property. Schedule 2.9 contains true and complete lists of (i) all the tangible personal property owned by the Company and its Subsidiaries, excluding those assets having an acquisition cost per item of less than $20,000.00, (ii) all tangible personal property not owned by the Company or any of its Subsidiaries but otherwise used in the Business, excluding those assets having an acquisition cost per item of less than $20,000.00, and (iii) each lease or other agreement or right under which the Company or any of its Subsidiaries is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those that are terminable by the Company or any of its Subsidiaries without penalty on ninety (90) days’ or less notice or which provide for annual rental payments of less than $20,000.00.
Section 2.10.    Real Property.
(a)    Schedule 2.10(a) constitutes a true and complete list of all (i) real property owned by the Company or any of its Subsidiaries (including real property which has or is being foreclosed on) (collectively, the “Company-Owned Real Property”), and (ii) real property leased, subleased, licensed or occupied or under option to be purchased, leased, subleased, licensed or occupied by the Company or any of its Subsidiaries, including, without limitation, any real property in which the Company or any of its Subsidiaries has a right of first offer, right of first refusal, purchase option, or is under contract to purchase, or holds a security interest (the “Company-Leased Real Property,” and together with the Company-Owned Real Property, the “Real Property”). Except as set forth on Schedule 2.10(a), the Company and its Subsidiaries are not obligated or bound by any options, obligations, rights of first refusal, or rights of first offer, or contractual rights to sell, lease or acquire any real property. Except as set forth on Schedule 2.10(a), no real property leased by Seller or any Affiliate of Seller (other than the Company and its Subsidiaries) or any other entity is occupied or used, in whole or in part, by the Company or any of its Subsidiaries.
(b)    Schedule 2.10(b) sets forth a true and complete list and brief description of each lease, license, sublease or similar occupancy agreement (each, a “Real Property Lease”) (showing the parties thereto and location) for the Company-Leased Real Property. The Company or its Subsidiaries, as applicable, have the right to use all the Company-Leased Real Property for the full term of each such Real Property Lease (and any renewal option) relating thereto. Neither the Company nor any of its Subsidiaries, nor, to Seller’s Knowledge, any other party to a Real Property Lease is in material breach of or default under any Real Property Lease, and no party to any Real Property Lease has given the Company or any of its Subsidiaries written notice of or made a written claim with respect to any material breach or default thereunder. Except as set forth on Schedule 2.10(b), there are no security deposits (including, without limitation, any letters of credit) under the Real Property Leases. The Company and its Subsidiaries have not assigned, transferred or pledged any interest in any of the Real Property Leases. Neither the whole nor any part of the Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to Seller’s Knowledge, no such condemnation or other taking is threatened or contemplated. There

Exhibit 2.1

are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Real Property (except under the Real Property Leases), and the Real Property is not subject to any easement, covenant, condition, restriction, agreement, liens, or encumbrances not of record. To Seller’s Knowledge, all buildings, structures, facilities and improvements located on the Real Property (including buildings, structures, facilities and improvements which are under construction) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Laws for the use thereof, and conform in all material respects with all applicable Laws. True and complete copies of the most recent title policies, title commitments (and underlying documents), surveys, appraisals, property condition reports, zoning reports, environmental reports, plans and specifications, subordination, non-disturbance, and attornment agreements and estoppels with respect to the Real Property in the possession, control or custody of the Company or its Subsidiaries have been made available to Buyer. The Company or its Subsidiaries, as applicable, have paid all outstanding tenant allowances under the Real Property Leases, and there are no further tenant allowances owed by the Company or its Subsidiaries under any of the Real Property Leases.
Section 2.11.    Title; Sufficiency of Assets.
(a)    Except as set forth in Schedule 2.11(a), the Company or its Subsidiaries, as applicable, have good, valid and marketable fee simple title to or leasehold interest in, or otherwise have the right to occupy, all Real Property and the Company or its Subsidiaries are in possession of and have good, valid and marketable title to, or a valid, binding and enforceable leasehold interest in, license, enforceable rights or other contractual arrangement to use all of the properties and assets (real and personal, tangible and intangible, including all Proprietary Rights) that are used or held for use in connection with the Business (collectively, the “Assets”), free and clear of all mortgages, deeds of trust, liens, security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights of way, exceptions, limitations, charges, hypothecations or encumbrances of any nature whatsoever (collectively, “Liens”) except those described on Schedule 2.11(a) and Permitted Liens.
(b)    Except as set forth on Schedule 2.11(b), the Assets constitute all of the assets, properties, licenses and contractual rights currently used in the conduct of the Business and are sufficient for the Company and its Subsidiaries to conduct the Business in all material respects as currently conducted. The buildings, structures and material equipment included in the Assets are in good repair and operating condition, subject only to ordinary wear and tear and obsolescence, and are adequate and suitable for the purposes for which they are presently being used or held for use. To Seller’s Knowledge, there are no facts or conditions affecting any material Assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such Assets.
Section 2.12.    Environmental Matters. Except as set forth on Schedule 2.12:
(a)    none of the Real Property is subject to a written notice, request for information or order from or agreement with a Governmental Authority or third party respecting the release or threatened release of a Hazardous Material into the environment;

Exhibit 2.1

(b)    there has been no release, discharge or disposal of Hazardous Materials on, at or under the Real Property, or arising out of the conduct of the Business by the Company or any of its Subsidiaries of, in each case, that would reasonably be expected to result in the imposition of any material liability to the Company or any of its Subsidiaries under the Environmental Laws;
(c)    none of the Real Property is subject to any Lien in favor of any Governmental Authority for (i) material liability under any Environmental Laws or (ii) material costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment;
(d)    with respect to the Real Property or the operation of the Business thereon by the Company or any of its Subsidiaries there are no material judicial or administrative proceedings pending or, to Seller’s Knowledge, threatened arising under or relating to an Environmental Law or making any claim based on an Environmental Law for personal injury, wrongful death or property damage;
(e)    since the date which is five (5) years prior to the date hereof, the Company and its Subsidiaries have operated and are operating the Business and properties in compliance in all material respects with applicable Environmental Laws, and the Company and its Subsidiaries have in place and are undertaking commercially reasonable risk management procedures regarding potential environmental liability to the Company and its Subsidiaries;
(f)    the Company and its Subsidiaries have obtained all Environmental Permits that are necessary to the operation of Business and properties as conducted on the date of this Agreement, all such material Environmental Permits are in good standing and the Company and its Subsidiaries are in compliance in all material respects with their terms and conditions;
(g)    to Seller’s Knowledge, neither the Company nor any of its Subsidiaries have any payment or indemnity obligations to any other Person (including any Governmental Authority) arising out of, or relating to, any Environmental Law, including any release, discharge or disposal of Hazardous Materials; and
(h)    neither the Company nor its Subsidiaries have received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law regarding their operations, and neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any Governmental Order issued pursuant to an Environmental Law.
Section 2.13.    Accounts Receivable. Except as disclosed on Schedule 2.13, all of the accounts receivable of the Company and its Subsidiaries shown on the Most Recent Financial Statements and all accounts receivable generated since the Most Recent Fiscal Month End arose in the ordinary course of business and are bona fide accounts receivable.
Section 2.14.    Guaranties. Except as set forth on Schedule 2.14, none of the obligations or liabilities of the Company or its Subsidiaries is guaranteed by any Person.

Exhibit 2.1

Section 2.15.    Insurance. Schedule 2.15 constitutes a correct and complete list of all policies and binders of fire, liability, product liability, directors’ and officers’ liability, errors and omissions liability, workers’ compensation, vehicular and any other insurance for which the Company or any of its Subsidiaries is a beneficiary or named insured (the “Insurance Policies”). The Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect, all premiums thereon have been paid when due and Seller, the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies and binders. No written notice of cancellation, termination or revocation or other written notice that any such Insurance Policy is no longer in full force or effect or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder has been received by the Company or any of its Subsidiaries and, to Seller’s Knowledge, the Company and its Subsidiaries are not in default of any provision thereof. The Company and its Subsidiaries have in place risk management and disaster recovery policies and procedures sufficient in scope and operation to protect against risks of the types reasonably expected to be incurred by Persons similarly situated. Except as specifically disclosed on Schedule 2.15, no claims have been asserted by the Company or any of its Subsidiaries under any of the Insurance Policies since the Look-Back Date.
Section 2.16.    Vehicle Service Contracts.
(a)    To the extent required under applicable Law, all forms of Vehicle Service Contracts in use by the Company or any of its Subsidiaries that are required to be filed with any Governmental Authority have been approved by the applicable Governmental Authority or have been filed and not objected to by such Governmental Authority within the period provided for objection, in each case except as has not, and would not reasonably be expected to, individually or in the aggregate, result in a material violation of applicable Law by, or a material fine on the Company or any of its Subsidiaries.
(b)    Since the Look-Back Date, all benefits due and payable under any Vehicle Service Contract issued by the Company or any of its Subsidiaries have been paid in accordance with the terms of the Vehicle Service Contract under which such benefits arose, and such payments were not delinquent and were paid (or will be paid) without fines or penalties, except for (i) such benefits for which the Company or its Subsidiary party thereto (A) believes there is a reasonable basis to contest payment or (B) has established an appropriate reserve in respect thereof, or (ii) such exceptions that have not had and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)    Except as set forth on Schedule 2.16(c), the Company and its Subsidiaries hold all registrations filings, licenses, permits, approvals or authorizations issued or granted by Governmental Authorities that are necessary to issue, administer, market or produce Vehicle Services Contracts in the jurisdiction in which the Company or any of its Subsidiaries conduct the Business (collectively, the “VSC Permits”).
(d)    Except as set forth on Schedule 2.16(d), since the Look-Back Date, none of the Seller, the Company or any of its Subsidiaries has received any notice, whether written or oral, or other communication from any Governmental Authority regarding an actual, alleged or potential violation of, or failure to comply with, any material terms or requirements of any such VSC Permit.

Exhibit 2.1

As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any pending or, to Seller’s Knowledge, threatened action seeking the revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment of any such VSC Permit.
(e)    All advertising, marketing and similar communications prepared by the Company or its Subsidiaries that (i) relate to Vehicle Service Contracts sold, administered or issued by or on behalf of the Company or any of its Subsidiaries and (ii) have been sent or distributed to any seller of its Vehicle Service Contracts (each, a “VSC Marketing Communication”) complied in all material respects with all applicable Laws at the time they were first put into use. Neither the Company nor any of its Subsidiaries has been the subject of any audit, investigation or other examination by any Governmental Authority, or has had any order entered against it, in each case, related to any VSC Marketing Communication. No VSC Marketing Communication contained any unfair, deceptive, misleading or abusive term or content within the meaning of any applicable Law. Neither the Company nor any of its Subsidiaries has advertised, marketed, attempted to sell or sold any Vehicle Service Contract issued by an unaffiliated third party.
Section 2.17.    Employee Benefits.
(a)    Schedule 2.17(a) contains a true and complete list of each Employee Benefit Plan sponsored, maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates or which was within the past six (6) years sponsored, maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates or under or with respect to which the Company has or may have any liability or funding obligation.
(b)    Except as set forth on Schedule 2.17(b), with respect to each of the Employee Benefit Plans the Company has made available to Buyer true, current and complete copies of the following, as applicable: (i) where the Employee Benefit Plan has been reduced to writing, the plan document (including all amendments thereto), and where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (ii) the annual report on Form 5500 and all accompanying schedules for the last three (3) years for each Employee Benefit Plan with respect to which a Form 5500 is required to be filed; (iii) the actuarial report with respect to each Employee Benefit Plan for the last three (3) years for each such plan for which an actuarial report is required to be prepared; (iv) the most recent summary plan description and all summaries of material modifications thereto, if any, for each Employee Benefit Plan for which a summary plan description is required; (v) the most recent determination letter (or, in the case of any master and prototype plan or volume submitter plan, the opinion or advisory letter) received from the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Code Section 401(a), and any outstanding requests for determination letters; (vi) each trust agreement or group annuity contract or other funding or financing arrangement relating to any Employee Benefit Plan; (vii) annual compliance tests (including nondiscrimination testing for health and welfare benefits and, for each Employee Benefit Plan that is intended to be qualified under Code Section 401(a), testing under Code Sections 401(a)(4), 401(k), 401(m), 402(g), 410(b), 414(s), 415, and 416) for the three (3) most recent plan years; and (viii) copies of written notices, letters or other written correspondence with the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Employee Benefit Plan.

Exhibit 2.1

(c)    Nothing has occurred and, to Seller’s Knowledge, no condition exists with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company, Seller or any ERISA Affiliate to a civil penalty under Section 406, 409, 502(i) or 502(l) of ERISA or to Tax under Section 4975, 4976 or 4980B of the Code. No Employee Benefit Plan has been terminated, and there has not been any “reportable event” (as defined in ERISA Section 4043 and the regulations thereunder) with respect thereto.
(d)    Each Employee Benefit Plan is and has been maintained and administered in all material respects in accordance with its terms and is and has been in compliance in all material respects with all applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Sections 401(a) and 501(a) of the Code is the subject of a favorable determination, opinion or advisory letter by the Internal Revenue Service (the “IRS”) on which Seller may rely, and no event has occurred and, to Seller’s Knowledge, no condition exists, that could reasonably be expected to adversely affect the tax qualification of any such Employee Benefit Plan. There is no pending audit, investigation or inquiry by any Governmental Authority with respect to any Employee Benefit Plan. There is no material claim or dispute pending, or to Seller’s Knowledge, threatened with respect to any Employee Benefit Plan, other than claims for benefits in the ordinary course. No Employee Benefit Plan provides medical, dental or life insurance coverage or any other welfare benefits after termination of employment (other than health care continuation coverage required under Code Section 4980B or Parts 6 and 7 of Subtitle B of Title I of ERISA or similar state Law).
(e)    Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or at any time within the previous six (6) years has sponsored, maintained, contributed to or been required to contribute to any Employee Benefit Plan that is or was (i) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40), or (v) a voluntary employees’ beneficiary association within the meaning of Code Sections 501(c)(9) and 505.
(f)    The execution, delivery and performance of this Agreement or any ancillary agreement to which Seller or Company is a party, and the consummation of the transactions contemplated by this Agreement or any ancillary agreement, will not, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit (including but not limited to severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former officer, employee, director, consultant, or independent contractor of the Company, any of its Subsidiaries or, with respect to the Business, Seller; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such officer, employee, director, consultant, or independent contractor; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation payable to, or forgiveness of any debt of any such officer, employee, director, consultant, or independent contractor. There are no contracts or arrangements providing for payments that could subject any person to liability for Tax under Section 4999 of the Code. To Seller’s Knowledge, no condition exists with respect to any of the Employee Benefit Plans that could reasonably be expected to result in the Company or any of its Subsidiaries becoming

Exhibit 2.1

liable directly or indirectly (by indemnification or otherwise) for any material excise tax or penalty under the Code or ERISA or for any other material liability, except as has already been satisfied.
(g)    Except as set forth on Schedule 2.17(g), the Company does not maintain any “nonqualified deferred compensation plan,” as defined in Code Section 409A (which may include individual contracts and other arrangements not denominated as deferred compensation plans), whether for a current or former employee, director or independent contractor. Each such nonqualified deferred compensation plan complies in all material respects with the requirements of Code Section 409A(a)(2), (4) and (5) and any applicable United States Department of Treasury or Internal Revenue Service guidance issued thereunder.
(h)    Neither the Company nor the Seller has any commitment or obligation or has made any representation to any employee, officer, director, independent contractor, consultant or any other party, whether or not legally binding, to adopt, amend, modify or terminate any Employee Benefit Plan or any collective bargaining agreement in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(i)    No Employee Benefit Plan is maintained outside of the United States and no Employee Benefit Plan extends coverage to employees who reside outside of the United States.
Section 2.18.    Certain Advances. Other than as reflected on the Most Recent Financial Statements or as set forth on Schedule 2.18, there are no receivables of the Company or its Subsidiaries owing by directors, officers, employees, consultants or shareholders of the Company, its Subsidiaries or Seller, or owing by any Affiliate of any director or officer of the Company, its Subsidiaries or Seller, other than advances in the ordinary course of business and consistent with past practice to officers, employees or consultants for reimbursable business expenses, not exceeding $20,000.00 in the aggregate.
Section 2.19.    Licenses and Permits. Schedule 2.19(a) contains a correct and complete list of all licenses, permits, consents, approvals, orders, certificates, governmental qualifications, registrations, privileges, franchises and authorizations issued to or maintained by the Company or any of its Subsidiaries and that are necessary to conduct the Business as currently conducted (collectively, “Licenses and Permits”). The Company and its Subsidiaries have obtained and possesses all Licenses and Permits and since the Look-Back Date, the Company and its Subsidiaries have been in compliance in all material respects with their Licenses and Permits. Except as set forth on Schedule 2.19(b), there is no, and since the Look-Back Date there has been no, Litigation pending or, to Seller’s Knowledge, threatened that may result in or that is seeking, or could have resulted in or sought, the revocation, cancellation, suspension, limitation, restriction, nonrenewal or any adverse modification, of any such Licenses and Permits. Except as set forth on Schedule 2.19(c), the Company and its Subsidiaries are not operating under any formal or informal agreement or understanding with any Governmental Authority which restricts their ability to conduct the Business as currently conducted. The Company and its Subsidiaries are not relying on any exemption from or deferral of any Law, permit, license, qualification or other authorization that, to Seller’s Knowledge, would not be available to the Company or its Subsidiaries immediately following the consummation of the transactions contemplated by this Agreement (including the Acquisition).

Exhibit 2.1

Section 2.20.    Proprietary Rights.
(a)    Schedule 2.20(a) contains a correct and complete list of all Proprietary Rights owned or purported to be owned by the Company or any of its Subsidiaries (the “Owned Proprietary Rights”) that are registered, filed or issued under the authority of any Governmental Authority (or, in the case of an Internet domain name, with an Internet domain name registrar). The Company and its Subsidiaries are the exclusive owners of the Owned Proprietary Rights, free and clear of any Liens. Each such item of Owned Proprietary Rights is and at all times has been in compliance in all material respects with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Owned Proprietary Rights in full force and effect have been made by the applicable deadline. The Owned Proprietary Rights are valid, subsisting, and enforceable. No opposition or other challenge to the ownership or other challenge to the scope, validity, or enforceability of any Owned Proprietary Rights has been filed or, to Seller’s Knowledge, threatened. All current employees who created or contributed to the Owned Proprietary Rights have executed an acknowledgement to the Code of Business Conduct and Ethics of KAR Auction Services, Inc. and its subsidiaries, pursuant to which such employees have agreed to comply with the terms thereof relating to, among other things, the ownership of intellectual property created within the scope of their employment.
(b)    Schedule 2.20(b) contains a correct and complete list of (i) all Contracts pursuant to which the Company or any of its Subsidiaries licenses to or from any other Person any Proprietary Rights that are material to the Business (other than licenses and other Contracts relating to the Company’s or any of its Subsidiaries’ use of standard commercial software), (ii) Contracts which contain provisions granting or restricting (other than pursuant to general reservation of rights clauses) the right to use Proprietary Rights that are material to the Business, and (iii) Contracts which contain provisions transferring, assigning, indemnifying with respect to or otherwise relating to Proprietary Rights that are material to the Business, other than pursuant to Contracts relating to employment (such Contracts, “Licensing Agreements”). Neither the execution, delivery, or performance of this Agreement or any other Transaction Agreement, nor the consummation of any of the transactions contemplated hereby or thereby, will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach of or default under any Licensing Agreement. Except as noted on Schedule 2.20(b), to Seller’s Knowledge, all Proprietary Rights that have been licensed to the Company or any of its Subsidiaries pursuant to a Licensing Agreement are being used substantially in accordance with the terms of such Licensing Agreement.
(c)    Except as noted on Schedule 2.20(c), the Company and its Subsidiaries own or possess, or shall own and possess as of the Closing Date, adequate licenses or other rights, whether arising under the Laws of the United States or any other jurisdiction or pursuant to the terms of the Transition Services Agreement, to use all patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade secrets, service marks, service mark registrations, applications for service mark registrations, trade names, Internet domain names, labels, slogans, claims of copyright, copyright registrations, applications for copyright registrations, copyrights, drawings, designs, processes, computer programs, data bases, algorithms, systems, methods, and know-how that are material to the Business as currently conducted (collectively

Exhibit 2.1

referred to as “Proprietary Rights”). Immediately following the Closing and the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, the Company and its Subsidiaries will continue to own or possess, or have the right to use pursuant to the terms of the Transition Services Agreement, all such Proprietary Rights necessary to continue to conduct the Business as it was conducted immediately prior to the Closing. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a loss of, or Lien on, any Proprietary Rights or Company’s or any of its Subsidiaries’ rights thereto.
(d)    Neither the Company nor any of its Subsidiaries has received since the Look-Back Date, any written notice of any dilution, misappropriation, conflict, violation or infringement of the rights of any third party with respect to any Proprietary Rights used in the conduct of the Business. To Seller’s Knowledge, the operations of the Company and its Subsidiaries do not dilute, misappropriate, violate, conflict with or infringe, in any material respect, any Proprietary Rights owned by any third party, and there are no written claims pending or, to Seller’s Knowledge, threatened, alleging any such dilution, misappropriation, conflict, violation or infringement. To Seller’s Knowledge, there are no third parties whose operations dilute, misappropriate, violate, conflict with or infringe, in any material respect, any Owned Proprietary Rights.
(e)    The Company and its Subsidiaries have taken all commercially reasonable steps to prevent the unauthorized disclosure of Owned Proprietary Rights that are trade secrets under Law, and to prevent the unauthorized use of all Owned Proprietary Rights. Except as set forth on Schedule 2.20(e), there has been no unauthorized disclosure or use of the Owned Proprietary Rights.
(f)    The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company or any of its Subsidiaries (“Company Systems”) are reasonably sufficient for the conduct of the Business as currently conducted. All of the third party software on or used by the Company Systems is (i) sufficient for the conduct of the Business as currently conducted and (ii) supported, if applicable, by its developer or vendor. The Company has taken all commercially reasonable actions to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity capabilities.
(g)    Except as set forth on Schedule 2.20(g), to Seller’s Knowledge, none of the Company Software contains any:
(i)    bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or
(ii)    “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of,

Exhibit 2.1

or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(h)    Except as set forth on Schedule 2.20(h), no Source Code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the Closing Date, an employee of the Company. Neither the Company nor any of its Subsidiaries has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Source Code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the Source Code for any Company Software to any other Person.
(i)    Schedule 2.20(i) contains a true, complete, and accurate list of: (i) each item of Open Source Software that is embedded in any Company Software; (ii) the corresponding Open Source License pursuant to which the Company received such Open Source Software; (iii) whether the Open Source Software is distributed by the Company, (iv) whether the Open Source Software has been modified by the Company; and (v) which Company Software and/or product(s) of the Company or any of its Subsidiaries such Open Source Software relates to. Neither the Company nor any of its Subsidiaries has used, modified, distributed, or otherwise undertaken any act or omission with respect to any Open Source Software that could result in any Company Software, in whole or in part, being (w) required to be made available to any third party in Source Code form; (x) required to be licensed to any third party for the purpose of modification or redistribution; (y) required to be licensed to any third party at no charge; or (z) required to be made subject to the terms and conditions of any such Open Source License. The Company and its Subsidiaries have complied in all material respects with the obligations set forth in the Open Source Licenses under which they have used any Open Source Software.
Section 2.21.    Labor.
(a)    None of the Company, its Subsidiaries, or with respect to any employees of Seller providing employee-type services to the Business, Seller (i) is a party to any collective bargaining agreement or other labor union contract and, to Seller’s Knowledge, there are no organizational campaigns, petitions or other unionization activities focusing on persons who provide services to the Company, its Subsidiaries or the Business which seeks recognition of a collective bargaining unit and (ii) is, nor in the past three (3) years has been, subject to any strikes, material slowdowns or material work stoppages pending or threatened in writing between the Company, its Subsidiaries or Seller (as applicable) and any group of the foregoing employees. The Company, its Subsidiaries and, with respect to employees of Seller that provide employee-type services to the Business, Seller are, and have been in compliance with all applicable Laws regarding employment, labor and wage and hour matters, including discrimination, retaliation, equal employment opportunity, sexual and other harassment, civil rights, immigration, safety and health, paid time off/sick pay, leaves, business expenses, workers’ compensation, classification of employees and independent contractors, classification of exempt and non-exempt status for overtime eligibility purposes, plant closing and layoff or other notices including under the Worker Adjustment and Retraining Notification Act and

Exhibit 2.1

any and all comparable state, local and other legal requirements, and the collection and payment of withholding Taxes, social security Taxes and similar Taxes. The Company, its Subsidiaries and, with respect to employees of Seller that provide employee-type services to the Business, Seller are not, and have not been in violation of any contract with or specific promise made to employees or individuals providing employment-type services.
(b)    To Seller’s Knowledge, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. Each employee of the Company and its Subsidiaries is authorized to work in the United States. Seller has current I-9 Forms for all employees of the Company and its Subsidiaries who work in the United States and for those who worked in the United States in the past three (3) years, and has complied with required processes with respect to obtaining such I-9 Forms. To Seller’s Knowledge, no employee or independent contractor, or actions taken by such employee or independent contractor, has been the target of any investigation by any Governmental Authority. To Seller’s Knowledge, no employee or independent contractor of the Company or any of its Subsidiaries has received any request by a Governmental Authority to review any Business-related records, files or other documents maintained by such employee or independent contractor. Seller has not received any request by a Governmental Authority within the last five (5) years to review employment-related records maintained by the Company and/or its Subsidiaries regarding any of the employees of the Company and/or its Subsidiaries or records related to the relationship of the Company or its Subsidiaries with an independent contractor.
(c)    To Seller’s Knowledge, in the last five (5) years, no allegations of sexual or other harassment or discrimination have been made against any employee or officer of the Company or any of its Subsidiaries. In the last five years, neither the Seller nor the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual or other harassment, discrimination or other misconduct by an employee or officer of the Company or any of its Subsidiaries.
(d)    There are no pending or, to Seller’s Knowledge, threatened litigation, arbitration, or administrative proceedings alleging a violation or claimed violation by the Company, its Subsidiaries, or with respect to any employees of Seller providing employee-type services to the Business, Seller, related to any health, safety, wage and hour, equal employment opportunity, anti-discrimination, labor or other law, ordinance, rule regulation, or order governing the terms and conditions of employment.
(e)    Schedule 2.21(e) sets forth a true and complete list of (i) each employee of the Company and its Subsidiaries and (ii) each employee of Seller or any of its Affiliates that provides employee-type services to the Business, and each such employee’s job title, base salary rate or hourly rate of pay, bonus or commission arrangement, bonus eligibility, location, date of hire, full or part-time status, exempt or non-exempt status, leave status and, if applicable, the type of leave, commencement date of leave and expected date of return. With the exception of the employee(s)

Exhibit 2.1

identified in Schedule 2.21(e), all employees are employed at-will and do not have an employment agreement of any kind with the Seller. Other than as set forth in Schedule 2.21(e), since the Look-Back Date, there have been no other service providers or consultants who have provided employee-type services to the Business. Seller is not delinquent in payments to any of its employees or independent contractors for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed as of the date hereof or any amounts reimbursable to such employees or former employees.
Section 2.22.    Compliance with Law.
(a)    Except as may be disclosed on Schedule 2.22(a), none of the Company, its Subsidiaries, or with respect to the Business, Seller or any other Affiliate of Seller, and no director or officer is, or at any time during the past five (5) years has been, subject any Governmental Order, including written notice that the Company, its Subsidiaries or the Business was not in compliance with all Laws applicable thereto.
(b)    The Company and its Subsidiaries have complied in all material respects and the Business is being conducted, and has been conducted, in all material respects, in accordance with all applicable Laws and Governmental Orders. Seller has made available to Buyer the logs maintained by Seller of complaints received by the Company, its Subsidiaries and Seller regarding, or inquiries alleging, violation of applicable unfair trade practices, contract administration or other Laws with respect to the products marketed, sold, issued, serviced and administered by or on behalf of the Company or any of its Subsidiaries.
(c)    Except as may be disclosed on Schedule 2.22(c), the Company and its Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority, all such filings during the past three (3) years have been made available to Buyer and all such material reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with all applicable Laws or Governmental Orders when filed or as amended or supplemented, and except as may be disclosed on Schedule 2.22(c), no material deficiencies that remain unsatisfied have been asserted in writing by any Governmental Authority with respect to such material reports, statements, documents, registrations, filings or submissions. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or filed or, to Seller’s Knowledge, threatened.
Section 2.23.    Litigation. Except as set forth on Schedule 2.23, there is no, and since the Look-Back Date there has been no, claim, action, suit, appeal, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or other proceeding at law or in equity or by or before any Governmental Authority or a mediator, arbitrator or body or panel thereof (collectively, “Litigation”) pending involving the Company, any of its Subsidiaries or with respect to the Business, Seller or any Affiliate of Seller, or involving any of the Assets and, to Seller’s Knowledge, none has been threatened against the Company, any of its Subsidiaries, or, with respect to the Business, Seller or any other Affiliate of Seller. There is no Litigation pending, or, to Seller’s Knowledge, threatened with respect to the execution, delivery or performance of this Agreement by the Company or Seller.
Section 2.24.    No Conflict. Except as disclosed on Schedule 2.24, the execution and delivery of this Agreement and any other Transaction Agreement by each of the Company and Seller, as the case may be, and the performance of their respective obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, (a) are not in violation or breach of, and shall not conflict with or constitute a default under, any of the terms of the Organizational Documents of the Company, its Subsidiaries or Seller; (b) are not in violation or breach of, and shall not conflict with or constitute a default under, or any acceleration of remedies, penalty, increase or decrease in material benefit payable or right of termination under, or require any consent, approval or notice under, any note, bond, loan or credit agreement, indenture, debt instrument, security agreement, lease, deed of trust or mortgage, or any other material contract, agreement, instrument or commitment binding upon the Company, its Subsidiaries or Seller, or any of their respective assets or properties; (c) shall not result in the creation or imposition of any Lien in favor of any third party upon any of the Assets of the Company or any of its Subsidiaries; (d) assuming compliance with the matters referred to in Section 2.25, shall not conflict with or violate any Law or Governmental Order applicable to the Company, its Subsidiaries, Seller, or any of their respective assets or properties; and (e) shall not violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with notice or lapse of time, or both) a default under, any material Contract to which the Company or any of its Subsidiaries is a party or by or to which the Company, any of its Subsidiaries or any of their Assets may be subject.
Section 2.25.    Consents. Schedule 1.3(a)(iii) contains a full and complete list of all Required Consents required to be obtained by Seller, the Company or any of its Subsidiaries in connection with the execution or delivery of, or performance under, this Agreement or any

Exhibit 2.1

Transaction Agreement by the Company or Seller, or the performance of their respective obligations hereunder and thereunder.
Section 2.26.    Taxes. Except as set forth on Schedule 2.26:
(a)    Each of the Company and its Subsidiaries has filed (or joined in the filing of) when due all income and other material Tax Returns required by Applicable Tax Law to be filed with respect to the Company and its Subsidiaries; all such Tax Returns were complete and accurate in all material respects; and all Taxes for which the Company and its Subsidiaries are liable have been duly and timely paid (whether or not shown, or required to be shown, on any Tax Return). The Company and its Subsidiaries have complied in all respects with all Applicable Tax Laws pertaining to Tax information reporting or withholding of Taxes.
(b)    There is no action or other proceeding currently pending or proposed or threatened regarding any Taxes relating to the Company or any of its Subsidiaries. No Tax Authority has asserted or threatened to assert any material deficiency, claim or issue with respect to Taxes or any adjustment to Taxes relating to the Company or any of its Subsidiaries with respect to any Tax Period for which the period of assessment or collection remains open.
(c)    There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Shares or any of the assets of the Company or any of its Subsidiaries. Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Company and its Subsidiaries.
(d)    There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries, and no written request for such a waiver is outstanding, other than those waivers related to audits of consolidated returns in which the Company and its Subsidiaries participate.
(e)    Within the past three (3) calendar years, no claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. None of the Company, its Subsidiaries or Seller is subject to, or has applied within the past five (5) years for any private letter ruling of the IRS or comparable rulings of any Tax Authority.
(f)    None of the Company, its Subsidiaries or any Person on their behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter and that will remain in effect after the Closing Date.
(g)    The Company and its Subsidiaries do not have and have not had any direct or indirect ownership interest in any joint venture, partnership, limited liability company or other arrangement or contract which could reasonably be treated as a partnership for federal income Tax purposes.
(h)    The Company and its Subsidiaries are not, and have not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Exhibit 2.1

(i)    Neither the Company nor any of its Subsidiaries will be required as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (v) any installment sale or open transaction disposition, (vi) the receipt of any prepaid revenue, or (vii) election under Section 108(i) of the Code, to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.
(j)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign law) (a) in the five (5) years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(k)    The Company and its Subsidiaries have not (a) participated or engaged in any transaction, or taken any Tax Return position that, as of the date of this Agreement or the Closing Date, is described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (b) participated or engaged in any “reportable transaction” that, as of the date of this Agreement or the Closing Date, is described in Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law).
(l)    The Company and its Subsidiaries have no liability for the Taxes of any Person as a result of being (a) a transferee or successor of such Person, (b) a member of an affiliated, consolidated, combined, unitary or similar group, under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or (c) under any agreement or arrangement, or by contract or otherwise.
(m)    Preferred Nationwide Reinsurance Company Ltd. made a valid election under Code Section 953(d) to be treated as a domestic corporation effective as of January 1, 2010 and no Governmental Authority has challenged or is challenging such Code Section 953(d) election.
Section 2.27.    Brokers or Finders. Neither Seller nor the Company has paid or is obligated to pay any fee or commission to any broker, finder, intermediary or other Person acting in a similar capacity for or on account of the transactions contemplated by this Agreement or any Transaction Agreement.

Exhibit 2.1

Section 2.28.    Reinsurance.
(a)    All reinsurance treaties or agreements, including retrocessional agreements, to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any existing rights, obligations or liabilities, including under any contractual liability insurance policy (CLIP), are listed on Schedule 2.28(a) (the “Reinsurance Treaties”). Except as disclosed on Schedule 2.28(a), Seller has made available to Buyer complete copies of all of such Reinsurance Treaties and all such Reinsurance Treaties are in full force and effect, and, to Seller’s Knowledge, the consummation of the transactions contemplated by this Agreement will not result in any party having the right to terminate a Reinsurance Treaty solely as a result of the consummation of the transactions contemplated hereby. No party to any of the Reinsurance Treaties has given written notice that such party intends to terminate or cancel any of the Reinsurance Treaties. Assuming due power and authority of, and due execution by, the other party, each Reinsurance Treaty is valid and binding on the Company or any of its Subsidiaries and on the other parties thereto, and none of the Company, any of its Subsidiaries or any other party thereto is in default in any material respect with respect to any such Reinsurance Treaty. No party to a Reinsurance Treaty has issued a reservation of rights notice or otherwise denied or limited coverage (in whole or in part) under any Reinsurance Treaty.
(b)    Since the Most Recent Fiscal Year End, to Seller’s Knowledge, (i) the financial condition of any counterparty to any Reinsurance Treaty has not been materially impaired with the result that a default thereunder may reasonably be anticipated, (ii) there has not been any dispute with respect to any material amounts recoverable or payable by the Company or any of its Subsidiaries pursuant to any Reinsurance Treaty, and (iii) no counterparty to a Reinsurance Treaty has denied payment with respect to any current or prospective material claim. All amounts owed under any Reinsurance Treaty have been timely paid in accordance with their terms. Neither the Company nor of any its Subsidiaries is or has been a party to any separate written or oral agreements with any counterparty to a Reinsurance Treaty that would, under any circumstances, reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any Reinsurance Treaty, other than the agreements and understandings that are explicitly set forth in such Reinsurance Treaty.
(c)    To Seller’s Knowledge, there are no inquiries from any applicable Governmental Authority related to the Company or any of its Subsidiaries that could reasonably be expected to result in the Company or any of its Subsidiaries being liable for any market conduct claim with respect to the marketing and sale of its products.

Exhibit 2.1

Section 2.29.    Producers.
(a)    Schedule 2.29(a) sets forth a correct and complete list of the twenty (20) largest distributors (by dollar volume) of any of the Company’s or its Subsidiaries’ products and services (collectively the “Material Producers”), in each case, during calendar year 2018 and calendar year 2019 and the eight month period ending August 30, 2020. Schedule 2.29(a) also sets forth, for each Material Producer, the aggregate payments to such Person by the Company and its Subsidiaries during such periods and the aggregate revenue produced for the Company and its Subsidiaries by such Person during such periods as well as the nature of the relationship with such producer (e.g. dealership, finance and insurance product agent, joint distribution partner, distributor of warranty products, etc.).
(b)    Except as set forth on Schedule 2.29(b), since the Most Recent Fiscal Month End, none of the Material Producers has given notice (whether written or oral) to the Company or any of its Subsidiaries that it shall stop, or materially decrease the rate of, promoting and distributing products or services from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries. The Company and its Subsidiaries have not received written, or to Seller’s Knowledge, oral, notice from any Material Producer who has a right to renew or otherwise extend its present business relationship with the Company or any of its Subsidiaries (by the exercise of an option to extend or otherwise) that it intends not to renew or extend its present business relationship with the Company or any of its Subsidiaries.
Section 2.30.    Privacy.
(a)    The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of any data or information (including any Personal Information) that is possessed by or otherwise subject to the control of the Company and its Subsidiaries.
(b)    To Seller’s Knowledge, the Company and its Subsidiaries have at all times complied in all material respects with all of the Company’s and its Subsidiaries’ policies regarding privacy and data security, including (A) all privacy policies and similar disclosures and all of the Company’s

Exhibit 2.1

and its Subsidiaries’ written security policies, (B) any written notice given by the Company or its Subsidiaries to, or written consent received by the Company or its Subsidiaries from, the provider or subject of Personal Information, and (C) any written contractual commitment made by the Company or its Subsidiaries with respect to such Personal Information.
(c)    Except as set forth in Schedule 2.30(c), to Seller’s Knowledge, there have not been any actual or alleged incidents of, or claims or actions related to, material data security breaches, unauthorized access or use of any of the Company Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or data owned by the Company or its Subsidiaries or provided by the Company’s or its Subsidiaries’ customers to the Company or its Subsidiaries, in each case that have been reported, or are required to be reported, to any Governmental Authority by the Company or any of its Subsidiaries under applicable Law. The Company or its Subsidiaries have not notified, nor been required to notify, any Person of any information security breach or incident involving Personal Information. The Company or its Subsidiaries have not received any written correspondence relating to, or written notice of any actions, claims, investigations or alleged violations of Laws with respect to, Personal Information from any Person and there is no such ongoing action, claim, investigation or allegation.
(d)    The Company and its Subsidiaries have taken those organizational, physical, administrative and technical measures required by applicable Laws, any existing contractual commitment made by the Company and its Subsidiaries that is applicable to Personal Information, any written policy adopted by the Company or its Subsidiaries, including the Company’s or its Subsidiaries’ privacy policy published or otherwise made publicly available by the Company or its Subsidiaries to the Persons to whom the Personal Information relates, to protect (i) the integrity, security and operations of the IT Systems, (ii) the data owned and stored by the Company or its Subsidiaries or provided to the Company by the Company’s or its Subsidiaries’ customers, and (iii) Personal Information against damage, accidental loss or destruction, unauthorized or unlawful access, use, modification, disclosure or other misuse. The Company and its Subsidiaries have implemented reasonable procedures designed to detect data security breaches and unauthorized access or unauthorized use of the IT Systems, Personal Information, and data processed by the Company and its Subsidiaries.
(e)    In connection with each third party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of the Company or its Subsidiaries, the Company and its Subsidiaries have contractually obligated any such third party to (i) comply with applicable Laws with respect to Personal Information, and (ii) take appropriate steps to protect and secure Personal Information from unauthorized disclosure.
(f)    All consents required by applicable Law for the use of cookies or similar identifiers to collect information from the terminal equipment of any Person by or on behalf of the Company or its Subsidiaries have been obtained and all information required by applicable Law to be disclosed in order to use such identifiers has been disclosed prior to the identifier entering the terminal equipment.
(g)    The Company and its Subsidiaries do not distribute marketing communications to any Person except in accordance with applicable Law.

Exhibit 2.1

Section 2.31.    Bank Accounts. Schedule 2.31 sets forth a complete and correct list of the bank names, locations and account numbers of all bank and safe deposit box accounts of the Company and its Subsidiaries, including any custodial accounts for securities owned by the Company and its Subsidiaries, and the names of all Persons authorized to draw thereon or to have access thereto.
Section 2.32.    Books and Records. The Books and Records that have been made available to Buyer in the virtual data room are complete and correct in all material respects. The Books and Records have been maintained in accordance with applicable Law in all material respects. At the Closing, all such corporate records will be in the possession of Buyer, the Company or one or more of its Subsidiaries.
Section 2.33.    Anti-Money Laundering Compliance. Seller, the Company and its Subsidiaries have been in compliance in all material respects with the requirements applicable to it regarding anti-money laundering and anti-terrorist rules and regulations, including the applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the rules and regulations thereunder (including all rules and regulations adopted by any self-regulatory organizations).
Section 2.34.    OFAC. Each of Seller, the Company and its Subsidiaries is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”), and in any enabling legislation or other Execution Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). None of Seller, any beneficial owner of Seller, the Company or any of its Subsidiaries is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties, each of which is true and correct on the date hereof and on the Closing Date (other than those representations and warranties expressly provided as of a specific date), and shall survive the Closing as herein provided. All representations and warranties of Buyer are made subject to the exceptions specifically disclosed by Buyer in the Schedules delivered contemporaneously with the execution of this Agreement (collectively, the “Buyer Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Schedule shall be deemed a disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face).
Section 3.1.    Organization and Good Standing of Buyer. Buyer is duly organized and validly existing and in good standing under the laws of the State of Delaware.
Section 3.2.    Validity. Buyer has full power and authority to execute and deliver this Agreement and the Transaction Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Buyer has duly executed and delivered this Agreement. On the Closing Date, Buyer will have duly executed and delivered the Transaction Agreements to which it is a party. This Agreement constitutes, and the Transaction Agreements, when executed and delivered (and, if applicable,

Exhibit 2.1

assuming the valid authorization, execution and delivery by the other parties thereto), shall constitute, to the extent Buyer is a party thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization moratorium or other laws affecting creditors’ rights generally. The execution and delivery of this Agreement and, to the extent a party thereto, the Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action of Buyer.
Section 3.3.    No Conflict. The execution and delivery of this Agreement and any Transaction Agreement by Buyer, and the performance of its obligations hereunder or thereunder, are not in violation or breach of, and shall not conflict with or constitute a default under, or any acceleration of remedies, penalty, increase or decrease in material benefit payable or right of termination under, or require any consent, approval or notice under any of the terms of the Organizational Documents of Buyer, or any note, bond, loan or credit agreement, indenture, debt instrument, security agreement, lease, deed of trust or mortgage, or any other material contract, agreement, instrument or commitment binding upon Buyer or its assets or properties, and shall not result in the creation or imposition of any Lien in favor of any third party upon any of the assets or properties of Buyer or, assuming compliance with the matters referred to in Section 3.4, conflict with or violate any Law or Governmental Order applicable to Buyer or any of its assets or properties.
Section 3.4.    Consents. Schedule 1.3(b)(iv) contains a full and complete list of all Required Consents required to be obtained by Buyer or any Affiliate of Buyer in connection with the execution or delivery of, or performance under, this Agreement or any Transaction Agreement by Buyer or any Affiliate of Buyer or the performance of their respective obligations hereunder and thereunder.
Section 3.5.    Investment Intent. Buyer is acquiring the Shares as an investment for its own account and not with a view to their sale or distribution thereof in violation of the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”), any applicable state blue sky Laws, or any other applicable securities Laws. The Company has made available to Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries and to acquire such additional information about the business and financial condition of the Company and its Subsidiaries as Buyer has requested, and all such information has been received by and is acceptable to Buyer. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that the Shares have not been registered pursuant to the Securities Act or any applicable state securities Laws, that the Shares will be characterized as “restricted securities” under the Securities Act and that the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
Section 3.6.    Litigation. There is no Litigation pending or, to Buyer’s knowledge, threatened against or by Buyer or any of its Affiliates that challenges or seeks to prevent, enjoin or otherwise delay (or could reasonably be expected to prevent, enjoin or otherwise delay) the consummation of the transactions contemplated by this Agreement.
Section 3.7.    Financing. Buyer has delivered to Seller duly executed copies of the commitment letter of CIBC Bank USA, dated as of October 5, 2020 (the “Commitment Letter”), pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to provide debt financing to Buyer for purposes of consummating the transactions contemplated by this Agreement. As of the date hereof, the Commitment Letter is in full force and effect. Subject to the terms and conditions set forth in the Commitment Letter and in this Agreement, the aggregate proceeds contemplated by the Commitment Letter, together with available cash on hand of Buyer, shall be sufficient to enable Buyer to pay all of the amounts contemplated by Section 1.5 and otherwise consummate the transactions contemplated by this Agreement. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Company or any of its Subsidiaries.
Section 3.8.    R&W Policy. Attached hereto as Exhibit D is an executed, accurate and complete copy of the Binder Agreement, which includes as an exhibit an accurate and complete copy of the R&W Policy. Buyer has delivered to the applicable insurance broker, for release as of the Closing to the Insurer and/or managing general underwriter(s) under the R&W Policy, instructions to bind the R&W Policy in accordance with the terms and conditions set forth in the Binder Agreement. Except as expressly set forth in the Binder Agreement, there are no conditions precedent to the obligation of the Insurer to issue the R&W Policy. There are no side letters or other agreements, contracts or arrangements relating to the issuance of the R&W Policy in accordance with the Binder Agreement. To Buyer’s knowledge, there is no fact or occurrence as of the date of this Agreement that could reasonably be expected to cause the conditions to the issuance of the R&W Policy not to be satisfied at or before the Closing, and Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Binder Agreement. The Binder Agreement has not been amended, restated or otherwise modified or waived on or prior to the date of this Agreement and the commitments of the Insurer contained in the Binder Agreement have not been withdrawn, modified or rescinded on or prior to the date of this Agreement. On or prior to the date of this Agreement, Buyer has delivered to the Insurer (with a copy to Seller) an inception no claims declaration in the form required to be delivered in accordance with the Binder Agreement and has paid in full any and all premiums or other fees or expenses required to be paid pursuant to the terms of the Binder Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that issuance of the R&W Policy is not a condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement, and Buyer shall remain obligated, subject only to the conditions in Article VI, to consummate the transactions contemplated by this Agreement.
Section 3.9.    Brokers or Finders. Buyer has not incurred, nor shall Buyer incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

Exhibit 2.1

ARTICLE IV
COVENANTS
Section 4.1.    Conduct of Business. Except as specifically set forth in this Agreement, from the date of this Agreement through the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article VIII), (a) the Company and its Subsidiaries, and, with respect to the Business, Seller and its Affiliates, shall conduct, or cause to be conducted, the Business in the ordinary course consistent with past practices, and in compliance with applicable Laws, Governmental Orders and Business Agreements, (b) the Company, its Subsidiaries and Seller shall not, other than in the ordinary course of business consistent with past practices, (i) grant or announce any increase in the wages, salaries, bonuses or incentive compensation payable to any employees of the Company or employees of Seller providing employee-type services to the Business or (ii) establish, increase or promise to increase any benefits under any Employee Benefit Plan, except, in either case, with Buyer’s prior written consent or as required by Law, and (c) the Company and its Subsidiaries, and, with respect to the Business, Seller and its Affiliates, shall each use reasonable best efforts to cause the Company and its Subsidiaries to maintain all necessary and required Licenses and Permits and preserve the goodwill and relationships of the Company as to suppliers, producers, customers, creditors, reinsurers, Governmental Authorities and others having business relations with the Company and its Subsidiaries.
Section 4.2.    Negative Covenants. Except as specifically contemplated by this Agreement or as otherwise may be required by applicable Laws or Governmental Orders, from the date of this Agreement through the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article VIII), none of the Company, its Subsidiaries or Seller or its Affiliates shall, without the prior written consent of Buyer, take or cause to be taken any action that if taken prior to the date hereof would result in a breach of Section 2.6. In addition, and without limiting the generality of the foregoing sentence, from the date of this Agreement through the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article VIII), the Company and its Subsidiaries shall not make, originate or guarantee any loan to any Person without Buyer’s prior written consent.
Section 4.3.    Access to Information.
(a)    Each of the Company and Seller shall afford to the officers, employees, accountants, auditors, counsel, consultants and other Representatives of Buyer, full access, during normal business hours and upon reasonable written notice to, and as coordinated by, Seller during the period from the date hereof until the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article VIII) to all the Company’s and its Subsidiaries’ properties, facilities and Books and Records as well as any employees, consultants and other personnel of Seller or the Company and its Subsidiaries with knowledge of the Business. Through the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article VIII), each of the Company, its Subsidiaries and Seller shall preserve and maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained prior to the execution of this Agreement.
(b)    Following the date hereof and until the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article VIII), Seller shall deliver to Buyer complete and correct copies of (i) the quarterly financial statements of the Company and its Subsidiaries as of and for the end of such quarter as promptly as practicable after the date thereof, but in any event within forty-five (45) days following the end of the calendar quarter that is completed prior to the Closing Date, (ii) the monthly sales reports of the Company and its Subsidiaries (within five (5) Business Days of when such reports become available or are generated) and (iii) any internal GAAP financial statements of the Company and its Subsidiaries (within five (5) Business Days of when such internal GAAP financial statements become available or are generated, provided or delivered to Seller or the Company).
Section 4.4.    Press Releases. Unless otherwise required by applicable Law or applicable securities exchange rules (based on reasonable advice of counsel), no party to this Agreement or any Affiliate or Representative of such party shall issue, or authorize to be issued, any press release or similar announcement, make or authorize any public announcements or otherwise communicate with any news media concerning this Agreement, any Transaction Agreement or any of the transactions contemplated hereby or thereby without the prior approval of the other parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed, and the parties shall, to the extent legally permissible and reasonably practicable under the circumstances, cooperate as to the timing and contents of any such press release, announcement or communication.
Section 4.5.    Consents.
(a)    From the date of this Agreement through the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article VIII), each party shall use its reasonable best efforts to obtain and to cooperate with each other party in the effort to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals listed on Schedule 4.5 (each a “Required Consent”); provided, that (i) Seller and its Affiliates shall not accept any requirements or undertakings, make any commitments or enter into any agreements in connection with such efforts that would be binding upon Buyer or any of its Affiliates, including, after the Closing, the Company and its Subsidiaries, without the prior written consent of Buyer; (ii) neither Buyer nor any of its Affiliates shall be required to take or agree to take or accept any condition requiring them to take any action that involves divestiture, discontinuance, liquidation, holding separate or operating in a specified manner any business, operations or assets of Buyer or any of its Affiliates, including, after the Closing, the Company and its Subsidiaries; (iii) neither Buyer nor any of its Affiliates (which, after the Closing, will include the Company and its Subsidiaries) shall be required to take or agree to take or accept any condition requiring them to take any action that involves any material expense that is not usual, ordinary or reasonable in connection with the closing of a transaction of this type and size, the commencement or participation in any Litigation or the offer or grant of any accommodation (financial or otherwise) to any third party or Governmental Authority, including any action that would reasonably be expected to materially impair the overall benefit expected to be realized by Buyer from the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, including any requirement or condition to amend this Agreement or any Transaction Agreement in any material respect; (iv) neither Buyer nor any of its Affiliates shall be required to materially alter its business plans with respect to the acquisition and operation of the Company and its Subsidiaries; (v) neither Buyer nor any of its Affiliates shall be required to take or agree to take or accept any condition requiring them to take any action that involves any material limitation or requirement on Buyer or its Affiliates or would vary in any material respect any other financial or economic term or any other material term of the transactions contemplated by this Agreement; or (vi) neither Buyer nor any of its Affiliates shall be required to take or agree to take or accept any condition requiring them to take any action that would materially and adversely affect the economic value or benefits which Buyer reasonably expects to receive from the transactions contemplated by this Agreement and the Transaction Agreements (each condition set forth in this Section 4.5(a)(i) –(vi), a “Burdensome Condition”). Neither Buyer nor any of its Affiliates shall be obligated to take or refrain from taking or to agree to it or the Company or its Subsidiaries taking or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements would or would reasonably be likely to result in a Burdensome Condition. Each party shall pay its own expenses and respective filing fees in connection with fulfilling its obligations under this Section 4.5(a), except as set forth in Section 10.4.
(b)    To the extent permissible under applicable Law or any rule, regulation or restriction of any Governmental Authority, each of the parties hereto shall, in connection with the efforts referenced above to obtain all Required Consents, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties hereto apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of any communication received by such party from, or given by such party to any Governmental Authority and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other parties hereto or their legal counsel (as applicable), to review any filing, submission or other communication given by it to any governmental entity or, in connection with any proceeding by any private party, with any other Person (it being understood that each party shall, without limitation, have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Affiliates, which appears in any filing made with, or materials submitted to, any third party or any Governmental Authority, with respect to this Agreement). Buyer, the Company and its Subsidiaries, and Seller shall, and shall cause their respective Affiliates to, make available to the other parties a copy of each applicable report, schedule and other document filed or received by it between the date hereof through the Closing Date in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby pursuant to the requirements of state insurance Laws. Notwithstanding anything to the contrary in this Section 4.5(b), neither Seller nor Buyer will be required to permit the review by or provide or disclose to the other party copies of the portions of any filing, submission or communication to a Governmental Authority that contains confidential information, proprietary business information or is protected by attorney-client privilege or attorney work product.
Section 4.6.    Certain Notifications. From the date of this Agreement through the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article VIII), each of Buyer and Seller shall keep the other party reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby. Without limiting the foregoing, each party shall give prompt written notice to the other party of (a) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be likely to cause any of its representations or warranties contained in this Agreement to be inaccurate or breached, in any material respect at any time from and after the date of this Agreement up to and including the Closing Date (except to the extent such representations and warranties are given as of a specified date or period and relate solely to such specific date or period and then as to such earlier date), (b) any notice or other communication received by such party from any Governmental Authority or third party in connection with the transactions contemplated under this agreement or the Transaction Agreements, (c) any action, lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company, any of its Subsidiaries, Seller or Buyer, as the case may be, that would have been listed in Schedule 2.23, 2.25 or 3.4, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof and (d) any failure on its part to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Subject to Section 4.19, no notification made pursuant to this Section 4.6 shall have the effect of satisfying the conditions of Article VI or VII of this Agreement, nor shall any such notification have any effect for the purpose of determining the right of Seller or Buyer to claim or obtain indemnification under this Agreement.
Section 4.7.    Use of Names. Following the Closing Date, neither Seller nor any of its Affiliates shall, directly or indirectly, without the prior written consent of Buyer, make any use of the name: (i) “PWI” or any derivative or variant of “PWI” in connection with the business of marketing, underwriting or servicing extended service contract protection plans; (ii) “Preferred Warranties” or any derivative or variant thereof in connection with the business of marketing, underwriting or servicing extended service contract protection plans; or (iii) any intellectual property, domain name or URL using “PWI” or “Preferred Warranties” or any derivative or variant of either of the foregoing in connection with the business of marketing, underwriting or servicing extended service contract protection plans. Nothing herein shall in any way restrict Seller or its Affiliates from using the words “PWI” or “Preferred Warranties” (or any derivative or variant of the foregoing) as long as it is not engaged in the business of marketing, underwriting or servicing extended service contract protection plans. For purposes of clarification, “make any use of” shall not include making reference to the Company in any insurance regulatory or other document or presentation which relates or refers to a period prior to the Closing.
Section 4.8.    Intercompany Accounts and Related Party Agreements. Prior to the Closing, Seller shall, and shall cause its Affiliates to, take such actions and make such payments as may be necessary to settle, discharge, offset, pay, repay in full, terminate, commute or extinguish all intercompany accounts described on Schedule 4.8 (including any intercompany accounts resulting from, or in connection with, Related Party Agreements). The Company’s participation under all agreements set forth and designated as “related party agreements” on Schedule 1.3(a)(iv) (the “Related Party Agreements”) shall have been terminated. Buyer shall have received evidence of payment in full of all intercompany balances and termination of the Company’s participation under all Related Party Agreements.
Section 4.9.    [Reserved].
Section 4.10.    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, as promptly as practicable, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. In addition, the parties hereto shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take all other steps necessary or appropriate to ensure that the conditions precedent to such party’s obligation to consummate the Closing set forth in Article VI and Article VII are satisfied no later than the Outside Date.
Section 4.11.    Confidentiality.
(a)    The terms of that certain Confidentiality and Nondisclosure Agreement, dated as of January 15, 2020, between KAR Auction Services, Inc. and Buyer (as may be amended from time to time, the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. Notwithstanding the foregoing, nothing in the Confidentiality Agreement shall restrict, prohibit or delay the ability of Buyer to exercise its rights or perform its obligations under this Agreement or the Transaction Agreements. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    Subject to Section 4.4, from and after the Closing, (i) Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence and not make public the terms or conditions of this Agreement or any Transaction Agreements or any other information with respect to the subject matter thereof, the negotiations related thereto, the documents referred to therein or the transactions contemplated thereby or any written, oral or other information obtained from the other party or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement or the Transaction Agreements (other than in the case of information obtained by Buyer from Seller or its Affiliates or Representatives, information relating to the Company, its Subsidiaries or the Business (including information obtained pursuant to Section 4.3)), (ii) Seller, its Affiliates and Representatives shall maintain in confidence and not make public any information relating to the Company, its Subsidiaries or the Business (including information obtained pursuant to Section 4.3).
(c)    The requirements of Section 4.11(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by Seller or its Affiliates or any of their respective Representatives and (B) in the case of Seller, as a result of disclosure by Buyer, the Company and its Subsidiaries (after the Closing Date) or any of their respective Affiliates or any of their respective Representatives, (ii) any such information (including any report, statement, testimony or other submission to a Governmental Authority) is required by applicable Law, applicable stock exchange rules, Governmental Order or such Governmental Authority to be disclosed, after prior notice has been given to the other party to the extent such notice is permitted by applicable Law, provided, that no such notice is required if prohibited by applicable Law, (iii) any such information is reasonably necessary to be disclosed in connection with any Litigation or in any dispute with respect to this Agreement or the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any Litigation), (iv) any such information is required to be disclosed in order for a party or its Affiliates to perform their respective obligations under this Agreement or the Transaction Agreements (including any such information disclosed to Governmental Authorities in connection with obtaining the approvals contemplated by Section 4.5), or (v) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party hereto or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.
Section 4.12.    Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company and Seller shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, (a) entertain, solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any nonpublic information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (c) engage or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (d) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (e) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal or (f) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal.
Section 4.13.    Litigation Support. In the event and for so long as Buyer or the Company is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, the Acquisition or any other transaction contemplated by this Agreement or the Transaction Agreements, Seller shall cooperate with Buyer in the contest or defense and provide such testimony and access to Books and Records (to the extent such Books and Records remain in Seller’s possession at such time) as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer and the Company are entitled to indemnification therefor under Article IX below); provided, that such access and cooperation shall not unreasonably interfere with or otherwise disrupt the ongoing business operations of Seller and its Affiliates
Section 4.14.    Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company and its Subsidiaries from maintaining the same business relationships with the Company or its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing.
Section 4.15.    Employee Benefits.
(a)    No assets of any employee benefit plan maintained by Seller will be transferred to Buyer or any of its Affiliates, and any liabilities related to or arising out of any such plan will remain with Seller, except to the extent that the parties agree to and implement a transfer of 401(k) plan assets and corresponding liabilities for participants who become employed by Buyer or its Affiliates as of the Closing Date.
(b)    As of the Closing Date until the first anniversary thereof, Buyer shall, or shall cause an Affiliate to, make commercially reasonable efforts to provide each eligible employee who continues to be employed by the Company or any of its Subsidiaries after the Closing Date and each employee of Seller providing employee-type services to the Business who becomes an employee of Buyer or any of its Affiliates as of the Closing Date (each, a “Continuing Employee” and collectively, the “Continuing Employees”) with (i) an annual base salary or wage level, as applicable, at least equal to that provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits (excluding equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits and other retiree health and welfare arrangements) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date; provided, that nothing in this Agreement shall be deemed to limit the right of Buyer or any of its Affiliates to terminate the employment of any Continuing Employee at any time.
(c)    As of the Closing Date, Buyer shall, or cause the Company, its Subsidiaries or any of their Affiliates to, make commercially reasonable efforts to provide to each Continuing Employee under each employee benefit plan, program, arrangement, policy or practice, including without limitation vacation and paid time off plans, established or maintained by Buyer, the Company or any of their Affiliates in which such Continuing Employee is eligible to participate (each such plan, program, arrangement, policy or practice, a “Post-Closing Plan” and collectively, the “Post-Closing Plans”), credit for purposes of eligibility to participate, vesting, and benefit accrual calculation for vacation and paid time off for full or partial years of service with Seller, Company or any of their Affiliates performed at any time prior to the Closing Date; provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee.
(d)    For purposes of each Post-Closing Plan providing medical, dental, prescription drug, and/or vision benefits to any Continuing Employee, Buyer shall, or shall cause the Company, its Subsidiaries or any of their Affiliates to, make commercially reasonable efforts to cause all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Employee Benefit Plan immediately prior to the Closing Date. Buyer shall, or shall cause the Company, its Subsidiaries or any of their Affiliates to, cause any Post-Closing Plan to provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee and his or her covered dependents prior to the Closing Date and in the same plan year as the plan year in which the Closing Date occurs for purposes of satisfying any applicable deductible, coinsurance or maximum out-of-pocket requirements under the analogous Post-Closing Plan for its plan year in which the Closing Date occurs.
(e)    This Section 4.15 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.15, express or implied, shall confer upon any employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 4.15, express or implied, shall be deemed an amendment of any plan providing benefits to any employee.
Section 4.16.    Cooperation of Seller Employees.
(a)    From time to time, following the Closing, Buyer may wish to secure the assistance of Seller in the event that Buyer notifies Seller that it needs the cooperation of its personnel on a pending matter. In such event, Seller represents that it will use commercially reasonable efforts to cause its employee(s) to cooperate with and provide reasonable assistance to Buyer, at times and locations as reasonably requested by Buyer and reasonably agreed to by Seller, and, in each case, at Buyer’s sole cost and expense.
(b)    Such assistance shall be requested by Buyer to assist it (i) in the defense of any Litigation, arbitration, claim, complaint, audit, proceeding, or investigation (whether threatened existing, initiated or contemplated prior to, on or after the Closing Date) relating to the Business and arising out of any event that occurred on or prior to the Closing Date, or as to which such employee(s) have or could reasonably be expected to have any knowledge and/or otherwise relating to or arising out of the Business, and (ii) in connection with any other transaction or matter that involved or involves or may involve facts or circumstances with which any such employee(s) of Seller were involved or acquainted with as a director, officer or employee or advisor of any of Seller and/or any of its Affiliates, or as to which such employee(s) have or could reasonably be expected to have knowledge.
(c)    Furthermore, from time to time after the Closing, the parties will provide reasonable assistance to the other, including making personnel reasonably available, at the requesting party’s expense, to assist in human resources transition matters, including, but not limited to, the preparation and submission of required filings (such as reporting packages written prior to Closing for required annual filings that relate to the Business).
(d)    The provisions set forth in this Section 4.16 shall apply only for a twelve (12)-month period following the Closing or as otherwise provided for in the Transition Services Agreement and/or the Purchasing Services Agreement. In the event of any conflict between the terms of this Section 4.16 and the terms of the Transition Services Agreement or the Purchasing Services Agreement, the terms of the Transition Services Agreement or the Purchasing Services Agreement, as applicable, shall control.
Section 4.17.    Release. As of and following the Closing, Seller, on behalf of itself and its predecessors, successors and assigns and each of their respective Affiliates, and all of their current, former and future officers, directors, shareholders, stockholders, managers, members, employees, agents and any other Representatives (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Buyer, its Affiliates, the Company, each of its respective Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, shareholders, members, managers, directors, officers, employees, agents, and any other Representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 4.15, “Released Claims” does not include, and the provisions of this Section 4.15 shall not release or otherwise diminish the rights or obligations of any Person arising out of or with respect to, (i) any claims for breach of this Agreement or any other Transaction Agreement, (ii) any claims arising after the date of this Agreement, (iii) any claims that may not be waived as a matter of law, (iv) any accrued but unpaid compensation, accrued leave or rights under any Employee Benefit Plans of the Company or any of its Subsidiaries, and (v) any rights to indemnification that a Releasor may have under the Organizational Documents or policies of the Company or as provided under applicable law and any right a Releasor may have to insurance coverage under any managers and officers liability policy of the Company or otherwise.
Section 4.18.    Landlord Waivers. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall use commercially reasonable efforts to obtain, and Buyer shall cooperate and assist the Company in its efforts to obtain, as soon as reasonably practicable, landlord waivers and estoppels for the leased real property locations set forth on Schedule 4.18, in each case in form and substance reasonably satisfactory to Buyer.
Section 4.19.    Schedule Supplements. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising (each a “Schedule Supplement”). Seller shall promptly provide Buyer with any Schedule Supplement. Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VI or Article VII have been satisfied; provided, further, that any Schedule Supplements shall be submitted to Buyer no later than two (2) Business Day prior to the Closing Date.
Section 4.20.    Assignment of Proprietary Rights. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall use commercially reasonable efforts to execute and deliver, as soon as reasonably practicable, agreements in form and substance reasonably satisfactory to Buyer, providing for the assignment of all Proprietary Rights to the Company, executed by the Persons set forth on Schedule 4.20.
Section 4.21.    Excess Reserves. From the date of this Agreement through the Closing Date (or, if earlier, the termination of this Agreement in accordance with Article VIII), each party hereto shall use its reasonable best efforts to, and cooperate with each other party hereto in the effort to, as soon as reasonably practicable, cause all Excess Reserves to be released and remitted to Seller. From and after the Closing Date, Buyer shall cause the Company and each of its applicable Subsidiaries to (a) use its reasonable best efforts to cause the Excess Reserve Amount to be released as soon as reasonably practicable, and (b) remit to Seller, as soon as reasonably practicable following receipt thereof (and in any event no later than five (5) Business Days following receipt), any portion of the Excess Reserve Amount received by Buyer, the Company or any of the Company’s Subsidiaries; provided, however, that, in the event that any portion of the Excess Reserve Amount has not been remitted to Seller by August 31, 2021, such remaining portion of the Excess Reserve Amount shall be paid by Buyer, the Company or any designee thereof (as applicable) to Seller on August 31, 2021 (regardless of whether such remaining Excess Reserve Amount has been released to the Company).
ARTICLE V
TAX MATTERS
Section 5.1.    Tax Matters.
(a)    (A) The Company and its Subsidiaries shall timely file, or cause to be filed, all Tax Returns required to be filed by them with respect to Tax Periods ending on or prior to the Closing Date and all Straddle Periods and shall timely remit, or cause to be remitted, when due all Taxes relating to such Tax Returns.
(i)    Seller shall be responsible for the preparation and filing of (A) Combined Tax Returns and (B) in jurisdictions requiring separate reporting by the Company or any of its Subsidiaries, separate jurisdictional, state or local income and franchise Tax Returns that are described in clause (i) and which relate to Tax Periods of the Company and its Subsidiaries ending on or prior to the Closing Date. Seller (or the ultimate corporate parent of Seller) shall include the income of the Company and its Subsidiaries (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date. For the avoidance of doubt and to the extent permitted by Applicable Tax Law, the parties agree that the Seller will treat the Closing Date as the end of a Tax Period for all state and local income and franchise Taxes and Tax Returns (including those where the Company and its Subsidiaries file separate jurisdictional, state and local income and franchise Tax Returns). All Tax Returns described in this Section 5.1(a)(ii) shall be prepared in a manner consistent with prior practice of the Company and its Subsidiaries including the prior practice relating to the income, assets, properties or operations of the Company and its Subsidiaries (including elections, accounting methods and conventions), except in respect of Special Taxes and as otherwise required by Applicable Tax Law. Seller shall provide Buyer with copies of pro-forma Tax Returns of the Company and its Subsidiaries that are used to prepare the Combined Tax Returns set forth in Section 5.1(a)(ii)(A) and Tax Returns set forth in Section 5.1(a)(ii)(B) at least forty-five (45) days prior to the due date thereof (giving effect to any extensions thereto), but in no event prior to September 1, 2021 with respect to Tax Returns that have a due date before October 15, 2021 (giving effect to any extensions thereto). Buyer shall have the right to review and comment on any such Tax Returns prepared by Seller prior to filing, but Seller shall have no obligation to provide Buyer with a consolidated, combined or unitary Tax Return filed by Seller or the ultimate corporate parent of Seller.
(ii)    Seller shall pay any federal, jurisdictional, state and local income and franchise Taxes owed with respect to (A) such Tax Returns filed by it pursuant to Section 5.1(a)(ii) and (B) any Special Taxes. To the extent any Taxes allocable to the Pre-Closing Tax Period for which Seller is responsible pursuant to Section 9.6, but which are remitted by the Buyer, the Company or any Subsidiary in respect of any Tax Return to be filed pursuant to Section 5.1(a) (except to the extent any such Taxes were accounted for in the final determination of Net Working Capital), Seller shall reimburse Buyer for such Taxes, upon the written request of Buyer, setting forth in reasonable detail the computation of the amount owed by Seller, but in no event earlier than ten (10) Business Days prior to the due date for paying such Taxes. For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Article IX. Any cash Tax refund (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Company or any of its Subsidiaries for Taxes paid for any Pre-Closing Tax Period shall be the property of Seller (except to the extent any such Taxes were accounted for in the final determination of Net Working Capital).
(iii)    Buyer shall prepare or cause to be prepared any Tax Return required to be filed with respect to the Business for any taxable period that is a Straddle Period and that is not a Tax Return for which Seller is liable pursuant to Section 5.1(a)(ii) (“Straddle Period Separate Tax Returns”). The Company and its Subsidiaries shall timely file or cause to be timely filed any such Straddle Period Separate Tax Returns. Seller shall bear any costs related to preparing and filing the Tax Returns described in Section 5.1(a)(ii) and their proportionate share of costs of any Straddle Period Separate Tax Return (based on the relative sharing of tax liability between the parties to which such Tax Return relates as set forth herein and if no such Tax liability exists, Seller and Buyer shall split such costs equally). At least twenty (20) days prior to the applicable due date for the filing of a Straddle Period Separate Tax Return, Buyer shall provide Seller a draft of such Tax Return for its review and approval (which approval shall not be unreasonably withheld).
(iv)    To the extent that the unified loss rules of IRS Regulations Section 1.1502-36 apply to the sale of the Shares, Seller agrees that the parent of the Combined Tax Return of which Seller is a member will make such elections under IRS Regulations Section 1.1502-36(d)(6) or any comparable elections under any state or local Tax law that are necessary to prevent the Company and its Subsidiaries from suffering any reduction in any Tax attributes or the basis of any assets possessed by the Company and its Subsidiaries immediately prior to the sale of the Shares. Seller agrees to provide such elections to Buyer within five (5) days following the filing of the Combined Tax Return to which such election will be attached.
(b)    For purposes of Section 9.6(a) and this Section 5.1, Taxes allocable to the Pre-Closing Tax Period shall include: (i) in the case of property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and, (ii) in the case of other Taxes, as determined on a closing of the books basis for the portion of such period ending on and including the Closing Date (i.e., Seller’s portion) and the portion of such period beginning on the day following the Closing Date (i.e., Buyer’s portion) taking into account the principles of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).
(c)    Amendments.
(i)    Except as otherwise required by Applicable Tax Law, Buyer shall not, and shall cause the Company and each of its Subsidiaries not to: (A) file or make any amendment of any Tax Returns to the extent such Tax Returns relate to any Pre-Closing Tax Period or to the extent such amendment would otherwise adversely affect Seller or any of its Affiliates (including with respect to amounts payable to Seller under this Section 5.1) without Seller’s prior written consent; (B) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, including without limitation, under Section 338 of the Code, or that would otherwise adversely affect Seller or any of its Affiliates (including with respect to amounts payable to Seller under this Section 5.1) without Seller’s prior written consent; or (C) initiate or enter into any voluntary disclosure agreement or program with any Tax Authority with respect to any Pre-Closing Tax Period.
(ii)    Except as otherwise required by Applicable Tax Law, Seller shall not, and shall cause its Affiliates, not to: (A) file or make any amendment of any Tax Returns to the extent such Tax Returns or such amendment would otherwise adversely affect Buyer or any of its Affiliates without Buyer’s prior written consent (which consent shall not be unreasonably withheld); or (B) make any Tax election or initiate or enter into any voluntary disclosure agreement or program that could otherwise adversely affect Buyer or any of its Affiliates, without Buyer’s prior written consent (which consent shall not be unreasonably withheld).
(d)    Any and all existing Tax Sharing Arrangements shall be terminated (or the Company and its Subsidiaries shall be released from all liabilities and obligations thereunder) on or prior to the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect with respect to the Company and its Subsidiaries and the Company and its Subsidiaries shall have no further rights or liabilities thereunder for any Pre-Closing Tax Period, Straddle Period or Tax Period beginning on or after the Closing Date. Any and all powers of attorney relating to Tax matters concerning the Company or its Subsidiaries shall be terminated as to the Company and its Subsidiaries on or prior to the Closing Date and shall have no further force or effect.
(e)    After the Closing Date, Buyer and Seller shall provide each other with, and shall cause their respective Affiliates to provide, such cooperation and information (including, for the avoidance of doubt, work papers) relating to the Company and its Subsidiaries as either party reasonably may request in (1) filing any Tax Return, amended Tax Return or claim for refund, (2) determining any Tax liability or a right to refund of Taxes or (3) conducting or defending any audit or other proceeding in respect of Taxes. In connection therewith, after the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):
(i)    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes, or file Tax Returns or other reports with respect to, any Transfer Taxes described in Section 5.2;
(ii)    assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.1(a), and in connection therewith, provide the other party with any necessary powers of attorney;
(iii)    cooperate fully in preparing for and defending any audits of, or disputes with Tax Authorities regarding, any Tax Returns of the Company and its Subsidiaries;
(iv)    make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiaries; and
(v)    furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company and its Subsidiaries; provided, that Buyer shall only be obligated to furnish copies of such correspondence to Seller to the extent such audit or information request relates to Taxes for which Seller may be liable under the terms of this Agreement.
The parties shall retain, and shall cause their Affiliates (including, in the case of Buyer, the Company and its Subsidiaries) to retain, all returns, schedules and work papers with respect to Taxes, and all material records and other documents relating thereto, for a period of six (6) years following the filing of the Tax Return, or until such later date as shall be requested in writing by Seller or Buyer, as applicable, no later than six (6) months prior to the expiration of such six year period, unless such Tax Returns and other documents are offered and delivered to Seller or Buyer, as applicable. Any information obtained under this Section 5.1 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended Tax Return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Seller nor Buyer, nor any of their respective Affiliates, shall be required to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.1(e).
(f)    Each of Buyer and Seller shall promptly notify the other party in writing upon receipt by Buyer or Seller, any of their Affiliates, or the Company or any of its Subsidiaries, as the case may be, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments relating to taxable periods ending on or before the Closing Date or that might otherwise affect the Tax liabilities for which Seller may be liable pursuant to Section 9.6, provided, however, that Buyer’s failure to promptly notify Seller of any such audits, examinations or assessments shall not affect Buyer’s or the Company’s right to be indemnified under this Agreement unless Seller shall have been materially prejudiced by such failure; and provided, further, that such obligation shall only extend to a Combined Tax Return in the event that an issue specific to the Company or any of its Subsidiaries is identified in the course of the examination.
(g)    Seller shall have the right to represent the Company’s and its Subsidiaries’ interests in any Tax audit or administrative or court proceeding (a “Tax Contest”), and to employ counsel of its choice at its expense, related to a Tax Period that ends on or before the Closing Date. If Seller elects to control a Tax Contest (i) Seller shall notify Buyer of such intent within thirty (30) days of receiving notice of the Tax Contest; (ii) after Seller takes control, Seller shall control such Tax Contest diligently and in good faith; and (iii) while it controls a Tax Contest, Seller shall (A) keep Buyer reasonably informed regarding the status of such Tax Contest; (B) allow Buyer or the Company or applicable Subsidiary, at Buyer’s sole cost and expense, to participate in such Tax Contest; and (C) not settle, resolve, or abandon any such Tax Contest without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed, or conditioned).
(h)    Buyer shall have the sole right to represent the Company’s and its Subsidiaries’ interests in any Tax audit or administrative or court proceeding, and to employ counsel of its choice at its expense related to any Tax Period not described in Section 5.1(g), provided, however, that, with respect to any audit or proceeding that could result in liability of Seller to Buyer pursuant to Section 9.6, Buyer shall keep Seller informed as to the status of such audit or proceeding (including providing copies of all notices received from any Tax Authority) and, upon Seller’s reasonable request, shall discuss with Seller and Seller’s counsel any position that Buyer intends to take with regard to Tax matters pertaining to the Company and its Subsidiaries (that could result in liability of Seller to Buyer under Section 9.6), and provided, further, Buyer may not enter into any settlement for which Seller is liable to Buyer pursuant to Section 9.6 without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed. In the case of a Straddle Period, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date. Neither Seller nor any of its Affiliates may settle any Tax claim for any Taxes for which Buyer is liable, without the prior written consent of Buyer.
(i)    Notwithstanding anything to the contrary contained herein, prior to Closing, Seller shall be entitled to initiate discussions with Tax Authorities in respect of Special Taxes or enter into any Special Tax Proceeding and shall control any such Special Tax Proceeding following the Closing (including the amendment of any Pre-Closing Tax Returns required with respect thereto), provided, that upon Closing, any such matter shall be governed by clause (iii) of Section 5.1(g).
Section 5.2.    Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The party required by Applicable Tax Law to file a Tax Return and other documentation with respect to such Transfer Taxes hereby agrees to file in a timely manner all such documentation or Tax Returns. Buyer agrees to cooperate with Seller in the filing of any documentation or Tax Returns with respect to Transfer Taxes.
Section 5.3.    Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 9.4, the obligations of the parties set forth in this Article V shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof), and shall not be subject to the limitations on indemnification set forth in Section 9.4.
ARTICLE VI
CONDITIONS TO OBLIGATIONS OF BUYER
The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions.
Section 6.1.    Performance. The Company and Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement (which, for the avoidance of doubt shall include those obligations and deliverables set forth in Section 1.3(a) of this Agreement) or any Transaction Agreement to be performed or satisfied by them on or prior to the Closing and Buyer shall have received a certificate, reasonably satisfactory to Buyer, from each of the Company and Seller to such effect dated as of the Closing Date and executed by a duly authorized officer of each of the Company and Seller.
Section 6.2.    Representations and Warranties. (a) Each of the Fundamental Representations shall be true and correct in all respects on the date hereof and as of the Closing Date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), and (b) the representations and warranties of Seller contained in this Agreement, other than the Fundamental Representations, shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct in all respects as of such specific date); provided, however, that for purposes of clause (b), if the failure of any such representations and warranties to be true and correct on the date hereof or as of the Closing Date have not had or would not reasonably be expected to have, individually or in the aggregate, resulted in a Material Adverse Effect, disregarding for these purposes any qualification or exception for, or reference to, materiality or Material Adverse Effect in any such representation or warranty, the foregoing condition shall be deemed to have been satisfied. Buyer shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Seller.
Section 6.3.    Required Consents and Approvals. The Company and Seller shall have received all Required Consents without the imposition of any Burdensome Condition on Buyer.
Section 6.4.    Settlement of Intercompany Balances; Termination of Related Party Agreements. Seller shall have delivered to Buyer evidence that Seller has fully complied with the covenants set forth in Section 4.9.
Section 6.5.    Resignations. Each officer and director of the Company and its Subsidiaries shall have executed and delivered, in form and substance satisfactory to Buyer, an unconditional written resignation of such officer’s and director’s position, with each such resignation to be effective as of the Closing Date.
Section 6.6.    Restrictive Covenant Agreements. Seller shall have entered into a restrictive agreement, as determined by Buyer and on terms and conditions reasonably acceptable to Buyer, substantially in the form attached hereto as Exhibit C (the “Restrictive Covenant Agreements”).
Section 6.7.    No Litigation. There shall (a) be no order, decree or ruling issued or any other action taken by any court of competent jurisdiction or other Governmental Authority, which has become final and non-appealable, restraining, enjoining, prohibiting or otherwise seeking to restrain, enjoin or prohibit the transactions contemplated under this Agreement or the Transaction Agreements with respect of Seller’s or the Company’s obligation to close; and (b) be no Litigation pending against the Company or Seller, which if decided adversely to such party would materially and adversely affect the transactions contemplated by this Agreement.
Section 6.8.    No Material Adverse Effect. Between the date hereof and the Closing, there shall not have been any event, occurrence, condition or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect since the date hereof.
Section 6.9.    FIRPTA Certificate. Seller shall have delivered to Buyer the certificate described in Section 1.3(a)(xii).
Section 6.10.    Transaction Agreements. Each of the Transaction Agreements to which Seller or the Company is a party shall have been executed and delivered by Seller or the Company to Buyer to the extent a party thereto.
Section 6.11.    Closing Deliveries. Seller and the Company shall have delivered, or caused to be delivered, to Buyer each of the documents required to be delivered by Seller or the Company in accordance with this Agreement.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLER
The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions.
Section 7.1.    Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement (which, for the avoidance of doubt shall include those obligations and deliverables set forth in Section 1.3(b) of this Agreement) or any Transaction Agreement to be performed or satisfied by it on or prior to the Closing Date and Seller shall have received a certificate, reasonably satisfactory to Seller, from Buyer to such effect dated as of the Closing Date and executed by a duly authorized officer of Buyer.
Section 7.2.    Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty; provided, however, that for purposes of this condition, if the failure of any such representations and warranties to be true and correct on the date hereof or as of the Closing Date have not had or would not reasonably be expected to have, individually or in the aggregate, resulted in a Buyer Material Adverse Effect, disregarding for these purposes any qualification or exception for, or reference to, materiality or material adverse effect in any such representation or warranty, the foregoing condition shall be deemed to have been satisfied. Seller shall have received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Buyer. For purposes of this Agreement, “Buyer Material Adverse Effect” means a material impairment or delay of the ability of Buyer to perform its material obligations under this Agreement or any of the Transaction Agreements or to consummate the transactions contemplated by this Agreement or any of the Transaction Agreements. For the avoidance of doubt and without limiting the foregoing, “Buyer Material Adverse Effect” includes a material impairment of the ability of Buyer to obtain any consent required in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, notwithstanding the compliance by Buyer with the terms of this Agreement (including Section 3.4).
Section 7.3.    Required Consents and Approvals. Buyer shall have received all Required Consents without the imposition of any Burdensome Condition on Seller or the Company.
Section 7.4.    No Litigation. Immediately prior to the Closing Date, there shall (a) have been no order, decree or ruling issued or any other action taken by any court of competent jurisdiction or other Governmental Authority, which has become final and non-appealable, restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement; and (b) be no Litigation pending against Buyer, which, if decided adversely to such party would materially and adversely affect the transactions contemplated by this Agreement.
Section 7.5.    Transaction Agreements. Each of the Transaction Agreements to which Buyer is a party shall have been executed and delivered by Buyer.
Section 7.6.    Closing Deliveries. Buyer shall have delivered, or caused to be delivered, to Seller each of the documents required to be delivered by Buyer in accordance with this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1.    Termination. This Agreement may be terminated as follows:
(a)    By mutual written consent of Seller and Buyer at any time prior to the Closing.
(b)    By either Seller or Buyer if the Closing has not occurred on or before the date that is three (3) months from the date of this Agreement (the “Outside Date”); provided, that if the sole reason that the Closing has not occurred is that one or more of the Required Consents or approvals required pursuant to Sections 6.3 or 7.3 have not been obtained on or prior to the Outside Date, such date may be extended by either party hereto to a date not beyond the date that is three (3) months from the date of the Outside Date; and provided, further, that the terminating party is not in material breach of any representation, warranty, covenant, obligation or agreement contained herein.
(c)    By either Seller or Buyer in the event of the enactment of any applicable Law or the issuance of a final, non-appealable Governmental Order (i) restraining, preventing or prohibiting the consummation of the transactions contemplated by this Agreement or the Transaction Agreements or (ii) causing any of the transactions contemplated by this Agreement or the Transaction Agreements to be rescinded following consummation.
(d)    By Buyer, if Seller shall breach or fail to comply with any representation, warranty, covenant or agreement contained herein with which it is required to comply, which breach or non-compliance would cause the failure to satisfy a condition to closing set forth in Article VI, and in any such case such breach or non-compliance is incapable of being cured or, if capable of being cured, is not cured within thirty (30) days after Buyer has notified Seller of its intent to terminate this Agreement pursuant to this Section 8.1(d).
(e)    By Seller, if Buyer shall breach or fail to comply with any representation, warranty, covenant or agreement contained herein with which it is required to comply, which breach or non-compliance would cause the failure to satisfy a condition to closing set forth in Article VII, and in any such case such breach or non-compliance is incapable of being cured or, if capable of being cured, is not cured within thirty (30) days after Seller has notified Buyer of its intent to terminate this Agreement pursuant to this Section 8.1(e).
Section 8.2.    Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party hereto.
Section 8.3.    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become null and void as to all parties and of no further force and effect and there shall be no further liability or obligation on the part of any party to this Agreement; provided, however, that no such termination of this Agreement shall relieve either Buyer or Seller from liability for any damages for any Fraud.
ARTICLE IX
INDEMNIFICATION
Section 9.1.    Survival.
(a)    Except as set forth in Section 9.1(b), the representations and warranties in this Agreement shall survive until 11:59 pm Eastern Time on the date that is twelve (12) months following the Closing Date (the “Indemnity Escrow Release Date”).
(b)    The Fundamental Representations shall survive the Closing and continue in full force and effect until the date that is sixty (60) days after the expiration of the longest available statute of limitations applicable thereto. The Tax Representations shall survive the Closing and continue in full force and effect until the expiration of the statute of limitations applicable thereto.
(c)    The covenants or agreements made by any party hereto shall survive until fully performed in accordance with their terms.
(d)    Notwithstanding anything to the contrary contained herein, if, at any time prior to the expiration of the applicable survival period set forth in this Section 9.1, any indemnified party delivers to an indemnifying party a written notice alleging an inaccuracy in or a breach of any representation, warranty, covenant or other agreement and asserts a claim under Sections 9.2 or 9.3 based on such alleged inaccuracy or breach, then with respect to the claim asserted in such notice the Indemnity Escrow Release Date shall be extended until such time as such claim is fully and finally resolved.
Section 9.2.    Indemnification by Seller. Subject to the limitations set forth in this Article IX, from and after the Closing, Seller shall indemnify, defend and hold Buyer and any Affiliates of Buyer (including the Company) and their respective stockholders, members, officers, managers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), harmless from and against any and all liability, penalty, claim, loss, cost, damage, Tax or expense whatsoever (including reasonable attorneys’ fees) (collectively, “Damages”) resulting from or arising out of:
(a)    any breach or inaccuracy in any representation or warranty set forth in Section 2.1 (Organization), Section 2.2 (Capitalization and Subsidiaries), Section 2.3 (Ownership of the Shares), Section 2.4 (Validity) or Section 2.27 (Brokers or Finders) (each a “Fundamental Representation”) or Section 2.26 (Taxes) (the “Tax Representations”);
(b)    any breach or inaccuracy in any representations or warranties of Seller in Article II, in each case, other than the Fundamental Representations and the Tax Representations;
(c)    any breach of any covenant or obligation of Seller contained herein;
(d)    any Closing Date Indebtedness that is not otherwise paid or retired (or not fully paid or retired) at the Closing;
(e)    any breach of any covenant or agreement made by the Company contained herein that is to be performed prior to or at the Closing;
(f)    any Transaction Expenses that are not otherwise paid or retired (or not fully paid or retired) at the Closing;
(g)    any Special Tax Costs; and
(h)    any Fraud by the Company, Seller or any of their respective Representatives.
Section 9.3.    Indemnification by Buyer. Subject to the limitations set forth in this Article IX, from and after the Closing, Buyer and the Company shall jointly and severally indemnify and hold harmless Seller, its Affiliates and their respective stockholders, officers, managers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Damages resulting from or arising out of:
(a)    any breach or inaccuracy in any representations and warranties of Buyer in Article III;
(b)    any breach of any covenant or agreement made by Buyer or the Company contained herein (in the case of the Company, to the extent required to be performed from and after the Closing); and
(c)    any Fraud by Buyer or its Representatives.
Section 9.4.    Certain Limitations and Qualifications.
(a)    The Buyer Indemnified Parties may not assert any claim for Damages pursuant to Section 9.2(b) (a “General Claim”) against Seller, and Seller shall not be liable for any General Claims or Damages attributable thereto (“General Claim Damages”), unless and until the aggregate amount of all General Claim Damages exceeds $122,500.00 (such amount, the “Indemnity Basket”). If the aggregate amount of all General Claim Damages exceeds the Indemnity Basket, the Buyer Indemnified Parties may recover General Claim Damages from Seller to the extent, and only to the extent, the aggregate amount of all General Claim Damages exceeds the Indemnity Basket, and then from, and only to the extent of, the Indemnity Escrow Balance (if any). Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt: (i) in no event shall Seller have any liability or obligation for General Claims or General Claim Damages beyond the Indemnity Escrow Balance, if any; and (ii) the sole recourse of the Buyer Indemnified Parties for General Claims and General Claim Damages shall be limited to (A) recovery from the Indemnity Escrow Balance, if any, and (B) recovery from the R&W Policy (subject to the terms thereof, including all exclusions, retentions and policy limits).
(b)    In the event the Buyer Indemnified Parties have any claims for Damages pursuant to Section 9.2(a) (“Fundamental Claims”), such Fundamental Claims and the Damages relating thereto (“Fundamental Claims Damages”) shall be satisfied: (i) first, from and to the extent of the Indemnity Escrow Balance, if any; (ii) second, by Seller until the aggregate amount of all Fundamental Claims Damages and all General Claims Damages equals the RWI Retention; (iii) third, by recovery from the R&W Policy (subject to the terms thereof, including all exclusions, retentions and policy limits); and (iv) fourth, by Seller.
(c)    Without limiting the generality of the foregoing, and notwithstanding anything to the contrary set forth herein, in no event shall Seller be liable to the Buyer Indemnified Parties for Damages under this Article IX (except pursuant to Section 9.2(c) with respect to the Restrictive Covenant Agreements) to the extent such Damages are greater than the portion of the Purchase Price actually received by Seller.
(d)    For purposes of determining (i) whether an inaccuracy in or breach of any representation or warranty contained herein exists (including for purposes of the R&W Policy) and (ii) the amount of Damages that arise out of such inaccuracy or breach, any qualification as to “materiality” or “material adverse effect” (including the word “material” or “Material Adverse Effect”) shall be disregarded.
Section 9.5.    Notice of Claim.
(a)    A Person that may be entitled to indemnification pursuant to Section 9.1 or 9.2 (a “Claimant”) in respect of a claim under Section 9.1 or 9.2 (an “Indemnifiable Claim”), shall notify reasonably promptly (but in any event not later than thirty (30) days after the Claimant becomes aware of such Indemnifiable Claim) the party or parties against whom it makes an Indemnifiable Claim for such indemnification (such notified party or parties, the “Indemnifying Parties”) in writing of the institution of such claim (but the failure so to notify shall not relieve the Indemnifying Parties from any liability the Indemnifying Parties may have except to the extent such failure actually

Exhibit 2.1

materially prejudices the Indemnifying Party and to the degree so prejudiced). Each such notice shall: (i) describe the Indemnifiable Claim in reasonable detail; (ii) include copies of all material written evidence thereof; and (iii) indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Claimant;
(b)    Upon receipt of any pending or threatened claim, demand or other Litigation made or brought against the Claimant by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing that the Claimant has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (a “Third Party Claim”), unless otherwise agreed to by the Claimant, and subject to Section 9.5(d) hereof, the Indemnifying Parties shall assume and direct the defense of such Third Party Claim, including the employment of counsel, and all fees, costs and expenses incurred in connection with defending or settling the Indemnifiable Claim shall be borne solely by the Indemnifying Parties; provided, however, that such counsel shall be satisfactory to the Claimant in the exercise of its reasonable judgment and that the Indemnifying Parties shall not settle, compromise or discharge any claim without the prior written consent of the Claimant, which consent shall not be unreasonably withheld or delayed. The Claimant shall cooperate reasonably with the Indemnifying Parties and their counsel in the compromise of or defense against such Third Party Claim. In the event an Indemnifying Party fails to compromise or defend any such Third Party Claim or fails to notify the Claimant in writing of its intent to do so, within ten (10) days of receipt of notice of the Third Party Claim, the Claimant shall have the right to undertake its own defense of such Indemnifiable Claim at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party may, at any time, assume and direct the defense of such Indemnifiable Claim by providing written notice to the Claimant of its intention to do so.
(c)    Notwithstanding anything in this Section 9.5 to the contrary, the Claimant shall have the right to employ separate counsel and to participate in the defense of any Third Party Claim. The fees, costs and expenses of such separate counsel shall be borne solely by the Claimant; provided, however, that that Indemnifying Parties shall be liable for the reasonable fees, costs and expenses of such separate counsel if, in the reasonable opinion of counsel to the Claimant, there (i) exists a conflict of interest between the Indemnifying Parties and the Claimant that cannot be waived or (ii) may be legal defenses available to the Claimant that are different from or additional to those available to the Indemnifying Parties.
(d)    Notwithstanding any provision of this Section 9.5 to the contrary, the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim if such Third Party Claim (i) seeks non-monetary relief, (ii) involves criminal allegations, or (iii) would, in the reasonable judgment of the Claimant, result in Damages that are not expected to exceed the Indemnity Basket or are expected to exceed the Indemnity Escrow Balance (to the extent indemnity payments for such Damages are subject to the Indemnity Basket or liability cap set forth in Section 9.4, respectively).
(e)    In the event the Indemnifying Parties assume the defense of any Third Party Claim, the Indemnifying Parties shall not enter into settlement of any Third Party Claim without the prior written consent of the Claimant (which consent shall not be unreasonably withheld, conditioned or

Exhibit 2.1

delayed). If, however, the Indemnifying Parties do not assume the defense of the Third Party Claim, the Claimant shall not agree to any settlement thereof without the written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld, conditioned or delayed).
(f)    In any circumstance where any General Claim Damages are payable in accordance with Section 9.2 and the Buyer Indemnified Parties may collect such amounts from the Indemnity Escrow Balance, Buyer and Seller shall promptly deliver a joint written notice instructing the Escrow Agent in accordance with the Indemnity Escrow Agreement to provide for such release. On the Indemnity Escrow Release Date, Buyer and Seller shall deliver a joint written notice instructing the Escrow Agent to release to Seller an amount equal to the then remaining Indemnity Escrow Balance minus any amounts which are reasonably necessary to satisfy the full amount of any unsatisfied General Claims or Third Party Claims asserted pursuant to a notice delivered in accordance with this Section 9.5. Promptly following the full and final resolution of all General Claims or Third Party Claims for which amounts have been held back in accordance with the foregoing sentence, Buyer and Seller shall deliver a joint written notice instructing the Escrow Agent to release to Seller the remaining portion of the Indemnity Escrow Amount, if any, not required to satisfy such claims.
Section 9.6.    Tax Indemnification. Seller shall and hereby does indemnify, defend and hold Buyer and any Affiliate of Buyer and their respective officers and directors, harmless from and against any and all Damages attributable to liabilities of the Company or its Subsidiaries for: (a) Taxes attributable to Pre-Closing Tax Periods (including any Taxes allocable to the portion of any Straddle Period that ends on or before the Closing Date as set forth in Section 5.1(b)); (b) Taxes that are imposed by reason of the Company having liability for Taxes of another Person as a result of the Company being during any Pre-Closing Tax Period a successor or transferee of any other Person or by contract; (c) Taxes for which Seller is liable pursuant to the terms of this Agreement; (d) all Taxes of any member of an affiliated group of which the Company or any of its Subsidiaries

Exhibit 2.1

(or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Applicable Tax Law; (e) Seller’s portion of any Transfer Taxes; (f) Taxes resulting from the failure to make the elections required to be made pursuant to Section 5.1(a)(v) or the making of such elections in a manner that causes the Company and its Subsidiaries to suffer a reduction in any of their Tax attributes or the basis of any assets of the Company and its Subsidiaries immediately prior to the sale of the Shares; or (g) Taxes attributable to Special Taxes and any Damages of Buyer and any Affiliate of Buyer attributable to Special Taxes.
Section 9.7.    Mitigation; Duplication of Recovery.
(a)    Any Claimant shall, and shall cause its Affiliates to, to the extent required by applicable Law, use commercially reasonable efforts to mitigate any Damages that are indemnifiable hereunder. The failure of a Claimant to take any actions required by this Section 9.7(a) shall only reduce the rights of such Claimant to recover for such Damages under this Agreement to the extent of the Damages that would have been avoided by such action and shall not otherwise diminish or delay coverage hereunder. The burden of proving such amount shall be on the Indemnifying Party. If the Indemnifying Party believes a Claimant should take any additional actions in order to comply with its obligations pursuant to this Section 9.7(a), the Indemnifying Party shall request such actions promptly in writing. Any reasonable fees, costs, charges or expenses incurred by a Claimant in connection with such Claimant’s compliance with this Section 9.7(a) shall constitute Damages.
(b)    Payments by Seller pursuant to this Article IX in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Buyer Indemnified Parties or any of their respective Affiliates in respect of any such claim; provided, that the amount of such proceeds or payment actually received shall be net of: (i) any deductibles for the applicable insurance policies; (ii) any increase in the premium for the applicable insurance policies arising from such Damages; and (iii) any other reasonable, documented costs incurred in connection with collecting such proceeds or payment.

Exhibit 2.1

Section 9.8.    Treatment of Payments.
(a)    To the extent permitted by law, for federal and applicable state, local and foreign income Tax purposes, all payments made pursuant to this Article IX shall be treated, to the maximum extent permitted by law, as the payment of additional purchase price or a refund of a portion of the Purchase Price, as the case may be, in the year such payment is made.
(b)    Payments by Seller pursuant to this Article IX in respect of any Damages shall be reduced by an amount equal to any Tax benefit actually realized in cash as a result of such Damages by the Buyer Indemnified Parties or any of their respective Affiliates in respect of any such claim.
Section 9.9.    Exclusive Remedy. The sole recourse and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties: (a) for breaches of or inaccuracies in any representations, warranties, covenants or agreements contained in this Agreement; or (b) otherwise in connection with this Agreement and/or the transactions contemplated hereby, shall be indemnification under this Article IX and neither the Buyer Indemnified Parties nor the Seller Indemnified Parties may bring any other claim whatsoever in connection therewith. In furtherance of the foregoing, Buyer (for itself and each of the other Buyer Indemnified Parties) and Seller (for itself and each of the other Seller Indemnified Parties) hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that they have or may have against the other parties, their Affiliates and their respective Representatives arising under or based on any Law, except pursuant to the indemnification provisions set forth in this Article IX (and then, subject to the limitations thereof). The foregoing provisions of this Section 9.9 shall not, however: (y) preclude any Person from (i) asserting other remedies in connection with Fraud, (ii) seeking specific performance as provided in Section 10.14 (Specific Performance), or (iii) asserting claims against the R&W Policy in accordance with its terms; or (z) supersede the dispute resolution procedures set forth in Section 1.6.
Section 9.10.    Subrogation. If any Buyer Indemnified Party is indemnified for any Damages pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then Seller will be subrogated to all rights and remedies of the Buyer Indemnified Party against such third party, and Buyer shall, and shall cause each of the other Buyer Indemnified Parties to, cooperate with and assist Seller in asserting all such rights and remedies against such third party.
Section 9.11.    R&W Policy Amendments. Neither Buyer nor any of its Affiliates shall amend, waive or otherwise modify the provisions of Section 8(c) of the R&W Policy without the prior written consent of Seller.
ARTICLE X
MISCELLANEOUS
Section 10.1.    Notices. All notices, requests, consents, claims, demands and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is

Exhibit 2.1

confirmed, facsimile or other electronic transmission service to the appropriate address or number as set forth below. Notices shall be addressed to:

If to the Company prior to the Closing or to Seller:	ADESA Dealer Services, LLC 11299 N. Illinois Street Carmel, IN 46032 Ph.: [**] Fax: [**] Attention: [**] E-mail: [**]

With a copy to:	Taft Stettinius & Hollister LLP One Indiana Square, Suite 3500 Indianapolis, IN 46204 Attention: [**] E-mail: [**]

If to Buyer:	Kingsway Warranty Holdings LLC 150 Pierce Road, 6th Floor Itasca, IL 60143 Ph: [**] Attention: [**] E-mail: [**]

Attention: [**]
E-mail: [**]

With a copy to:	Ice Miller LLP One American Square, Suite 2900 Indianapolis, IN 46282 Attention: [**] E-mail: [**]

Section 10.2.    Entire Agreement. This Agreement and the Transaction Agreements (including all disclosure schedules and exhibits hereto and thereto) constitute the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto. The Company Disclosure Schedule and the Exhibits and Schedules hereto are a part of this Agreement as if set forth in full herein.
Section 10.3.    Waivers and Amendments. No provision of this Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may not be waived, except by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
Section 10.4.    Expenses. Except as otherwise expressly provided in this Agreement or any Transaction Agreement, each party shall bear the respective legal, accounting and other costs and expenses of any nature, relating to or in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, incurred by each of them, whether or not this Agreement is consummated or terminated. Notwithstanding the preceding sentence, Seller shall bear all costs incurred by the Company in connection with the consummation of the transactions contemplated in this Agreement.

Exhibit 2.1

Section 10.5.    Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.
Section 10.6.    Governing Law; Venue. This Agreement and its enforcement shall be governed and construed in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof that are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction. Each party hereby consents and agrees that the United States District Court for the Northern District of Indiana, or if the United States District Court for the Northern District of Indiana lacks jurisdiction of the subject matter, any Indiana state court sitting in South Bend, Indiana, shall have exclusive jurisdiction to hear and determine any claims or disputes among the parties pertaining to, arising out of, or relating to this Agreement or the transactions contemplated hereby. Each party waives any objection based upon lack of personal jurisdiction, improper venue or forum nonconveniens.
Section 10.7.    Parties in Interest; Assignment. This Agreement shall not be assignable prior to Closing, except that, subject to Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer may assign its respective rights and obligations to any Affiliate of Buyer on the condition that Buyer shall continue to be bound by this Agreement. Following the Closing, neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the parties without the prior written consent of the other parties, and any attempted assignment in violation of this Section 10.7 shall be null and void. Subject to the provisions hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. No assignment of this Agreement shall relieve the parties of their respective obligations hereunder. Any assignment shall be subject to all applicable governmental approvals.
Section 10.8.    No Third Party Beneficiaries. Except as provided in Article IX with respect to Claimants, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and any benefit which may be determined to have been bestowed upon any third party (other than any Claimant) is deemed by the parties to be merely incidental.
Section 10.9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 10.10.    Knowledge. For purposes of this Agreement, “Seller’s Knowledge” or any derivative thereof shall mean the actual knowledge, after reasonable inquiry of their respective direct reports of any of the following: [**], [**], [**], [**], [**], [**] and [**].

Exhibit 2.1

Section 10.11.    Interpretation.
(a)    For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules attached to this Agreement; and (iv) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and the Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, in each case through the date of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Unless expressly indicated to the contrary, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds.
(b)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.
Section 10.12.    Waiver of Jury Trial. Each of Buyer and Seller hereby acknowledges and agrees that any controversy that may arise under this Agreement would involve complicated and difficult issues, and therefore each of Buyer and Seller expressly and unconditionally waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, between Buyer and Seller arising out of or related to the transactions contemplated by this Agreement or any of the Transaction Agreements, or any other instrument or document executed or delivered in connection herewith or therewith. Either Buyer or Seller may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not,

Exhibit 2.1

in the event of Litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter this Agreement by, among other things, the mutual waivers and certifications in this Section 10.12.
Section 10.13.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity, legality or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
Section 10.14.    Specific Performance. Subject to Section 9.9 the parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. Subject to Section 9.9, it is accordingly agreed that the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.6 above, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 10.15.    Parent Guaranty.
(a)    Limited Guaranty. In order to induce Seller to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, Parent hereby absolutely and irrevocably guarantees the full and timely payment of the payment obligations of Buyer under this Agreement and the Transition Services Agreement, including without limitation the payment when due of all amounts that may from time to time be payable by Buyer pursuant to Section 1.5, Section 1.6 or Section 9.3 (the “Guaranteed Obligations”). Other than the Guaranteed Obligations, under no circumstances shall Parent be liable for any consequential damages, including loss of revenue, income or profits, punitive, speculative, treble, remote, special or indirect damages, or loss of business reputation or opportunity relating to the breach of this Agreement, diminution in value, or any theory of loss based on a multiple of cash flow, revenue or other financial metric. Seller hereby agrees that Parent shall have no obligation or liability to any Person relating to, arising out of or in connection with this guaranty other than as expressly set forth herein and that Parent shall be entitled to exercise all rights, remedies and defenses that are available to Buyer under this Agreement. To the extent Buyer is relieved of its obligations under and pursuant to the terms of this Agreement, Parent shall be similarly relieved of its Guaranteed Obligations with respect thereto.

Exhibit 2.1

(b)    Terms of Guaranty.
(i)    Except as otherwise provided herein, Parent’s liability under this Section 10.15 shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of: (A) any change in the company existence, structure or ownership of Parent or Buyer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Buyer or any other Person who is a direct or indirect equity holder of Buyer, Parent or any of their respective assets; (B) any assignment of any of the Guaranteed Obligations by Buyer (and, after such an assignment, “Buyer” for the purposes of this Section 10.15 shall be deemed to include the assignee); (C) the existence of any claim, set-off or other right that Parent may have at any time against Seller, whether in connection with any Guaranteed Obligation or otherwise (but, without waiving such claims, set-off or other rights); (D) the delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer; (E) the adequacy of any means Seller may have of obtaining payment related to the Guaranteed Obligations; (F) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations; or (G) any other act or omission that may or might in any manner or to any extent vary Parent’s risk or otherwise operate as a discharge of Parent as a matter of law or equity (other than payment of the Guaranteed Obligations or any amendment, restatement or modification of this Agreement in accordance with its terms).
(ii)    Parent hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Seller upon this Section 10.15 or acceptance of this Agreement. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Section 10.15, and all dealings between Parent and Buyer, on the one hand, and Seller, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Section 10.15. When pursuing its rights and remedies under this Section 10.15 against Parent, Seller shall be under no obligation to pursue such rights and remedies they may have against Buyer or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Seller to pursue such other rights or remedies or to collect any payments from Buyer or any such other Person or to realize upon or to exercise any such right of offset shall not relieve Parent of any liability under this Section 10.15. Parent further agrees that nothing contained in this Section 10.15 or otherwise shall prevent Seller from pursuing concurrently or successively all rights and remedies available to it at law or in equity or under any of the documents evidencing the Guaranteed Obligations and the exercise of any such rights or remedies shall not constitute a discharge of any of the obligations of Parent under this Section 10.15, it being Parent’s purpose and intent that Parent’s obligations under this Section 10.15 shall be absolute, independent and unconditional under any and all circumstances whatsoever.
(iii)    Seller shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding and the failure of Seller to so file shall not affect Parent’s obligations under this Section 10.15.

Exhibit 2.1

(iv)    Without amending or limiting the other provisions of this Section 10.15, Parent irrevocably waives any promptness, diligence, acceptance of this Section 10.15, presentment, demand, protest and any notice of any kind not provided for in this Section 10.15, other than defenses that are available to Buyer under this Agreement, including payment, or in respect of a breach by Seller of this Agreement. Parent acknowledges and agrees that Parent will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 10.15 are knowingly made in contemplation of such benefits. Without limiting the foregoing, Parent hereby waives, to the fullest extent allowed by Law, all suretyship rights, defenses and other benefits to which Parent might otherwise be entitled, other than payment.
(v)    Parent’s obligations in this Section 10.15 constitute a continuing guaranty and shall be binding upon Parent and its successors and assigns and shall inure to the benefit of, and be enforceable by, Seller and its successors and assigns. Parent further agrees that, if at any time, whether before or after the termination of the obligations of this Section 10.15, all or any part of any payment theretofore applied by Parent to any of the Guaranteed Obligations is or must be rescinded or returned by Parent for any reason whatsoever, such Guaranteed Obligations shall, for the purposes of this Section 10.15, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by Parent, and this Section 10.15 shall continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations in accordance with and subject to the terms thereof, all as though such application had not been made by Parent.
(vi)    Parent may interpose any defense to which Buyer is, or would have been, entitled and will not owe Seller in any circumstances a greater amount than if Parent had been the primary obligor with respect to the Guaranteed Obligations. Recourse against Parent under this Section 10.15 shall be the sole and exclusive remedy of Seller and its Affiliates and its and their Representatives against Parent, its Affiliates, and its and their Representatives (other than against Buyer pursuant to the terms of this Agreement and the other Transaction Agreements) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby. Seller hereby covenants and agrees that it shall not institute, and shall cause its Affiliates and its and their Representatives not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement or the transactions contemplated hereby, against Parent, its Affiliates or its or their Representatives (other than against Buyer pursuant to the terms of this Agreement and the other Transaction Agreements) except for claims of Seller against Parent under this Section 10.15.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

Exhibit 2.1

BUYER: KINGSWAY WARRANTY HOLDINGS LLC

By:	/s/ John T. Fitzgerald
	Name: Title:	John T. Fitzgerald Manager

PARENT: KINGSWAY AMERICA INC.

By:	/s/ John T. Fitzgerald
	Name: Title:	John T. Fitzgerald President

Signature Page to Stock Purchase Agreement

Exhibit 2.1

SELLER:

ADESA DEALER SERVICES, LLC

By:	/s/ James E. Money, II
	Name:	James E. Money, II
	Title:	President

COMPANY: PWI HOLDINGS, INC.

By:	/s/ James E. Money, II
	Name:	James E. Money, II
	Title:	Chief Financial Officer

Signature Page to Stock Purchase Agreement

Exhibit 2.1

ANNEX A
“Accounting Standards” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements, in each case as modified by the accounting methods, practices, principles, policies and procedures set forth on Exhibit E.

“Acquisition” shall have the meaning set forth in the Recitals.

“Acquisition Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Buyer, with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (B) acquisition by such Person or Persons (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in the Company, reinsurance or otherwise) of any business, net income or assets of the Company, (C) acquisition, directly or indirectly, by such Person or Persons (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or (D) any combination of the foregoing (in each case, other than the Acquisition).

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” shall have the meaning set forth in the Preface.

“Applicable Tax Law” means any laws, rules, applicable judicial determinations, regulations, orders and other requirements of Governmental Authorities of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any governmental entity or political subdivision of such jurisdiction charged with interpreting such laws, rules, regulations, orders and other requirements of Governmental Authorities.

“Assets” shall have the meaning set forth in Section 2.11.

“Binder Agreement” means the Binder Agreement dated as of the date of this Agreement between Buyer and the Insurer pursuant to which the Insurer has committed, subject to the satisfaction of the conditions set forth therein, to issue the R&W Policy to Buyer as of the Closing Date.

“Books and Records” means originals and copies of all books, records, ledgers, written documents, and reports (in whatever form maintained) relating primarily to the Company, its Subsidiaries or the Business, including all current and former customer lists, policy information, contracts, claims records, insurance policy forms, actuarial reports, advertising and promotional materials, financial and accounting records and personnel records, separate Company income Tax Returns (including

Annex A-1

Exhibit 2.1

work papers) and other Tax Returns relating primarily to the Company and its Subsidiaries, in each case, in the possession or control of Seller or any of its Affiliates (including the Company) or any of their respective agents.

“Burdensome Condition” shall have the meaning set forth in Section 4.5(a).

“Business” shall have the meaning set forth in the Recitals.

“Business Agreements” shall have the meaning set forth in Section 2.8.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of Indianapolis, Indiana are required or authorized by Law to be closed.

“Buyer” shall have the meaning set forth in the Preface.

“Buyer Disclosure Schedule” shall have the meaning set forth in Article III.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” shall have the meaning set forth in Section 7.2.

“Buyer Purchase Price Payment Amount” shall have the meaning set forth in Section 1.6(d).

“Cash and Cash Equivalents” means all cash on hand and cash equivalents that are immediately convertible into cash (including interest receivable thereupon), of the Company and each of its Subsidiaries, determined on a consolidated basis, as of the Effective Time and in accordance with the Accounting Standards; provided, that Cash and Cash Equivalents shall (i) not include any Reserves or any deposits in transit in the Company’s Wells Fargo bank accounts and (ii) not be reduced by checks and debits in transit in the Company’s Wells Fargo bank accounts.

“Claimant” shall have the meaning set forth in Section 9.5(a).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Date Indebtedness” shall mean the consolidated Indebtedness of the Company and its Subsidiaries, outstanding as of the Effective Time.

“Closing Payment” shall have the meaning set forth in Section 1.5(a).

“Closing Statement” shall have the meaning set forth in Section 1.6(a).

“Closing Statement Response Notice” shall have the meaning set forth in Section 1.6(a).

Annex A-2

Exhibit 2.1

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

“Combined Tax Return” means any Tax Return of any “affiliated group” within the meaning of Section 1504(a) of the Code or any other affiliated, combined, unitary or similar group defined under any state, local, or non-U.S. law that includes (i) the Company or any of its Subsidiaries, on the one hand, and (ii) Seller and any of its Affiliates (other than the Company and its Subsidiaries), on the other hand.

“Commitment Letter” shall have the meaning set forth in Section 3.7.

“Company” shall have the meaning set forth in the Preface.

“Company Disclosure Schedule” shall have the meaning set forth in Article II.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any direct or indirect predecessor of the Company, or any other group of corporations filing Tax Returns on a combined, consolidated or unitary basis that, at any time on or before the Closing Date, includes or has included the Company or any direct or indirect predecessor of the Company.

“Company Software” means any software that is proprietary to, and has been (or is currently in the process of being) developed by, the Company or any of its Subsidiaries.

“Company-Leased Real Property” shall have the meaning set forth in Section 2.10(a).

“Company-Owned Real Property” shall have the meaning set forth in Section 2.10(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 4.11(a).

“Continuing Employee” and “Continuining Employees” shall have the meaning set forth in Section 4.15(b).

“Contract” shall have the meaning set forth in Section 2.7(a).

“Damages” shall have the meaning set forth in Section 9.2.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Benefit Plan” means retirement plan, pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, severance plan or agreement, employment, change-in-control, retention, transaction bonus agreement or arrangement, vacation pay, sickness, disability or death benefit plan, employee stock option or stock purchase plan, equity-based

Annex A-3

Exhibit 2.1

compensation arrangement, bonus or incentive plans or programs, Code Section 125 cafeteria plan, health care reimbursement, dependent care reimbursement, severance pay plan, program, policy, practice or agreement, or arrangement, and each other employee benefit plan, program, policy, practice, agreement or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) sponsored or maintained by Seller or the Company for the benefit of employees of the Company or employees of Seller providing employee-type services to the Business.

“Environmental Laws” are any and all Laws regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any licenses, franchises, permits, certificates, approvals or other similar authorizations issued by governmental entities required pursuant to any Environmental Law.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended. All citations to ERISA, or to the DOL Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” or affiliated service group as the Company for purposes of Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Estimated Closing Statement” shall have the meaning set forth in Section 1.5(e).

“Estimated Working Capital” shall have the meaning set forth in Section 1.5(e).

“Excess Reserve Amount” means, with respect to each trust account to which the Company or its Subsidiaries are grantors, the aggregate amount of all Excess Reserves held in such trust account as of the Effective Time, calculated in accordance with a cession statement delivered by the applicable beneficiary of such trust account (which beneficiary is also the ceding company) to the Company and setting forth the Excess Reserve balance in such trust account as of the Effective Time; provided, that if the underwriter of such trust account is unable or unwilling to deliver a cession statement that sets forth the Excess Reserve balance as of the Effective Time, the Excess Reserve Amount shall be mutually determined by the parties using the next closest cession statement to the Effective Time (as long as such cession statement used data within twenty (20) days of the Effective Time) consistent with historical reserve requirements and historical actuarial principles applicable to the Company and its Subsidiaries pursuant to the Contracts governing such trust account.

“Excess Reserves” means, as of any time of determination, the aggregate amount of all Reserves that are not Required Reserves at such time, calculated consistent with historical reserve

Annex A-4

Exhibit 2.1

requirements and historical actuarial principles applicable to the Company and its Subsidiaries pursuant to the Contracts governing such trust accounts.

“Final Calculation Statement” shall have the meaning set forth in Section 1.6(b).

“Final Closing Payment” shall have the meaning set forth in Section 1.6(d).

“Financial Statements” shall have the meaning set forth in Section 2.5(a).

“Fraud” means actual fraud by a party to this Agreement with regard to the representations and warranties expressly made by such party in this Agreement in Article II, Article III or Article IV, as applicable (as modified by the Schedules), which involves a knowing, willful and intentional misrepresentation by such party of such representations and warranties or a knowing and intentional concealment of facts with respect to such representations and warranties, with the intent of inducing any other party to enter into this Agreement and upon which such other party has relied to its detriment (as opposed to any fraud claim based on equitable fraud, promissory fraud, unfair dealings fraud, or based on constructive knowledge, negligent misrepresentation or any similar theory) under applicable Law.

“Fundamental Claim” shall have the meaning set forth in Section 9.4(b).

“Fundamental Claims Damages” shall have the meaning set forth in Section 9.4(b).

“Fundamental Representations” shall have the meaning set forth in Section 9.2(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Claim” shall have the meaning set forth in Section 9.4(a).

“General Claim Damages” shall have the meaning set forth in Section 9.4(a).

“Governmental Authority” means (i) any United States federal, state, local, municipal, county, foreign or other governmental, quasi-governmental, legislative, administrative or regulatory authority, body, agency, court, tribunal, judicial, mediation or arbitral body or authority, commission or other similar entity (including any branch, department, agency or political subdivision thereof); (y) any self-regulating body of similar standing; or (ii) any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, in each case having jurisdiction over a Person or the Business.

“Governmental Orders” means Contracts, memoranda of understanding, commitment letters, undertakings, stipulations, consent decrees or agreements, net worth maintenance commitments, writs, judgments, injunctions, cease and desist letters, censure or other disciplinary orders or agreements, supervisory letters, declarations, rulings, determinations, awards, agreements, permitted practices or orders binding on the Company, any of its Subsidiaries, the Business or any

Annex A-5

Exhibit 2.1

of the Company’s or its Subsidiary’s Assets or to which the Company or any of its Subsidiaries is a party, by or with any Governmental Authority.

“Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, pollutants, contaminants, hazardous or toxic substance, radioactive materials, waste, additive, chemical, material or substance or other compound element, material or substance in any form whatsoever (including products) defined or regulated as such in or under any current or future Environmental Law, including asbestos, polychlorinated biphenyls, urea formaldehyde insulation, petroleum products (including gasoline, crude oil or any fraction thereof).

“Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities of such Person, whether secured (with or without limited recourse) or unsecured: (i) all liabilities for borrowed money, (ii) all obligations under purchase money financings and all liabilities evidenced by a note, bond, debenture, or other similar instruments, (iii) all obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (iv) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i), (ii) and (iii), (v) all reimbursement obligations under letters of credit to the extent such letters of credit have been drawn, and (vi) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees and charges that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (v) above. Notwithstanding the foregoing, “Indebtedness” shall not include: (w) any deferred obligations or liabilities, including deferred revenue, customer advances or overpayments, and deferred rent obligations or liabilities; (x) trade payables; (y) any liability or obligation to the extent taken into account in the calculation of Net Working Capital; or (z) any of the foregoing liabilities or obligations between such Person and any of its Subsidiaries or between any Subsidiary of such Person and another Subsidiary of such Person.

“Indemnifying Parties” shall have the meaning set forth in Section 9.5(a).

“Indemnity Basket” shall have the meaning set forth in Section 9.4(a).

“Indemnity Escrow Agreement” shall have the meaning set forth in Section 1.7.

“Indemnity Escrow Amount” shall have the meaning set forth in Section 1.7.

“Indemnity Escrow Balance” means, as of any date of determination, the portion of the Indemnity Escrow Amount then remaining on deposit with the Escrow Agent under the Indemnity Escrow Agreement, net of any then pending claims and plus any undistributed earnings thereon.

“Indemnity Escrow Release Date” shall have the meaning set forth in Section 9.1(a).

“Independent Accounting Firm” shall mean BDO USA LLP.

“Insurance Policies” shall have the meaning set forth in Section 2.15.

“IRS” shall have the meaning set forth in Section 2.17(d).

Annex A-6

Exhibit 2.1

“IT Systems” means all computer and information technology systems, platforms and networks owned, licensed, leased or used by the Company or its Subsidiaries, including software, hardware, data, databases, data processing or management, record keeping, communication, telecommunication, computerized, automated or other similar systems, platforms and networks, and documentation relating to any of the foregoing.

“Law” means any United States federal, state, local, municipal or foreign law, treaty, convention, code, statute, ordinance, directive, common law or any rule, regulation, standard, policy, guidance, order, judgment, writ, ruling, arbitration award, agency requirement, license, permit, decree or injunction imposed by a Governmental Authority.

“Licenses and Permits” shall have the meaning set forth in Section 2.19.

“Licensing Agreements” shall have the meaning set forth in Section 2.20(b).

“Liens” shall have the meaning set forth in Section 2.11.

“Litigation” shall have the meaning set forth in Section 2.23.

“Look-Back Date” means January 1, 2018.

“made available” means, with respect to any document, instrument or agreement, that Seller posted such document, instrument or agreement to the electronic data site established with Firmex, accessible at https://preferredwarranties.firmex.com/projects/1/documents at least two (2) Business Day prior to the Closing Date.

“Material Adverse Effect” means any event, development, circumstance, change or effect or series of events, developments, circumstances, effects or changes that, individually or in the aggregate is, or is reasonably foreseeable to be, materially adverse to the condition (financial or otherwise) of the Business, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, none of the following shall be considered when determining whether a Material Adverse Effect has occurred unless the impact on the Company or the Business, as applicable, is disproportionate relative to other extended service contract insurance companies: (1) any general U.S. political or economic change, development, event or circumstance, including any effects of the COVID-19 pandemic; (2) any change, development, event or circumstance arising out of or attributable to the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (3) any change, development, event or circumstance arising out of or attributable to any act of terrorism or war (or the worsening or escalation thereof); (4) any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; or (5) any change in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof.

“Material Producers” shall have the meaning set forth in Section 2.29(a).

Annex A-7

Exhibit 2.1

“Most Recent Financial Statements” shall have the meaning set forth in Section 2.5(a).

“Most Recent Fiscal Month End” shall have the meaning set forth in Section 2.5(a).

“Most Recent Fiscal Year End” shall have the meaning set forth in Section 2.5(a).

“Net Working Capital” means an amount equal to: (i) the consolidated current assets of the Company and its Subsidiaries (excluding Cash and Cash Equivalents, Reserves and any deferred income Tax assets) less (ii) the consolidated current liabilities of the Company and its Subsidiaries (excluding Transaction Expenses, Closing Date Indebtedness and any deferred income Tax liabilities), in each case determined as of the Effective Time and consistent with the sample calculation set forth in Exhibit A.

“OFAC” shall have the meaning set forth in Section 2.34.

“Open Source License” means any “free software” license, “software libre” license, “public” license, or open-source software license, including any license that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Open Source Software” means any software code that is subject to the terms and conditions of an Open Source License.

“Order” shall have the meaning set forth in Section 2.34.

“Orders” shall have the meaning set forth in Section 2.34.

“Organizational Documents” means (a) any certificate or articles of incorporation or formation, bylaws, certificate or articles of formation or organization, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment, restated or modification to any of the foregoing.

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Outstanding Disputed Items” shall have the meaning set forth in Section 1.6(b).

“Owned Proprietary Rights” shall have the meaning set forth in Section 2.20(a).

“Parent” shall have the meaning set forth in the Preface.

“Permitted Liens” means: (a) with respect to any real property (i) Liens for or relating to real estate Taxes and assessments not yet due and payable or being contested in good faith by appropriate procedures, (ii) zoning, building code and similar restrictions and land use Laws affecting such real property, and (iii) easements, covenants, conditions and restrictions of record affecting such real property; (b) Liens for or relating to Taxes and assessments not yet due and payable or being contested

Annex A-8

Exhibit 2.1

in good faith by appropriate procedures; (c) worker’s, carrier’s, mechanic’s, materialman’s and similar Liens; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; (e) gaps in the chain of title for intellectual property evident from the public records of the Governmental Authority maintaining the applications or registrations therefor; and (f) Liens that are immaterial in character, amount and extent, and which do not materially detract from the value of or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization, including any Governmental Authority.

“Personal Information” means, in addition to all information defined or described by the Company as “personal data”, “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statements, any information related to or that could be associated with an individual or device, including: (i) information that identifies, is used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including, but not limited to, name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used to identify, contact or precisely locate an individual, (ii) any data regarding any activity of an individual online or on a mobile device or other application, when such information is associated with an identifiable individual, (iii) any Internet Protocol address or other persistent identifier, and (iv) any other information defined as personal information by any applicable privacy law. Personal Information relates to any individual, including any user of any Internet or device application who views or interacts with any Company website, product, or service, who is a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Post-Closing Plans” shall have the meaning set forth in Section 4.15(c).

“Pre-Closing Tax Period” means, with respect to the Company and its Subsidiaries, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Proprietary Rights” shall have the meaning set forth in Section 2.20(c).

“Purchase Price” shall have the meaning set forth in Section 1.4.

“Purchasing Services Agreement” means a purchasing services agreement, in substantially in the form of Exhibit G, to be entered into by Preferred Warranties, Inc., a Pennsylvania corporation, Buyer and Seller at the Closing.

“R&W Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy to be issued by AIG Mergers & Acquisitions Insurance (the “Insurer”) to Buyer insuring the

Annex A-9

Exhibit 2.1

representations and warranties set forth in Article II and the indemnity provided in Section 9.2, which policy is bound as of the date hereof pursuant to the Binder Agreement and to be in effect as of the Closing Date.

“Real Property” shall have the meaning set forth in Section 2.10(a).

“Real Property Lease” shall have the meaning set forth in Section 2.10(b).

“Related Party Agreements” shall have the meaning set forth in Section 4.8.

“Released Claim” shall have the meaning set forth in Section 4.17.

“Released Party” shall have the meaning set forth in Section 4.17.

“Releasors” shall have the meaning set forth in Section 4.17.

“Representatives” shall mean, collectively, a Person’s directors, officers, employees, advisers, agents, consultants, accountants, attorneys, investment bankers or other representatives.

“Required Consents” shall have the meaning set forth in Section 4.5(a).

“Required Reserves” means, as of any time of determination, the minimum amount of Reserves that are required to be held in each trust account to which the Company or its Subsidiaries are grantors as of such time of determination under the Contracts governing such trust accounts.

“Reserves” means, as of any time of determination, the amount of reserves held in each trust account to which the Company or its Subsidiaries are grantors, calculated on an account by account basis consistent with historical reserve requirements and historical actuarial principles applicable to the Company and its Subsidiaries pursuant to the Contracts governing such trust accounts.

“Review Period” shall have the meaning set forth in Section 1.6(a).

“RWI Retention” means an amount equal to $245,000.00.

“Seller” shall have the meaning set forth in the Preface.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Seller’s Knowledge” shall have the meaning set forth in Section 10.10.

“Shares” shall have the meaning set forth in Recitals.

“Source Code” means the form of software code that is human-readable and that can be translated by a compiler or assembler for execution on a computer, and all related programming notes.

Annex A-10

Exhibit 2.1

“Special Taxes” means any liability arising from the method of calculating deductions or the amount of deductions claimed for warranty loss reserves by the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period.

“Special Tax Costs” means (i) Special Taxes, and (ii) any reasonable costs or expenses incurred in respect of any Special Tax Proceeding.

“Special Tax Proceeding” means, in respect of Special Taxes, any claim, audit, examination, investigation or administrative or court proceeding, or any other proceeding with any Tax Authority including the negotiation and conclusion of any ruling or other advisory process, voluntary disclosure agreement, settlement agreement, closing agreement or similar agreement or arrangement (including any discussions with any Tax Authority in connection with the foregoing).

“Straddle Period” means, with respect to the Company and its Subsidiaries, any Tax Period that begins on or before and ends after the Closing Date.

“Straddle Period Separate Tax Returns” shall have the meaning set forth in Section 5.1(a)(iv).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means an amount equal to negative $483,000.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the assessment or collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws.
“Tax Representations” shall have the meaning set forth in Section 9.2(a).

“Tax Refund” shall have the meaning set forth in Section 5.1(a)(iii).

Annex A-11

Exhibit 2.1

“Tax Returns” mean any or all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any information return or claims for refunds of Taxes, including any amendments, attached schedules or supplements to any of the foregoing.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Taxes” means:
(A)Any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, payroll, premium, production, severance, license, transfer, environmental, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax, escheat payments or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by any governmental entity (whether national, local, municipal or otherwise, domestic or foreign) or political subdivision thereof;
(B)    Any interest, penalties, additions to tax or similar charges imposed in connection with the imposition, collection or reporting thereof; and
(C)    Any liability for the payment of amounts determined by reference to amounts described in (A) or (B) above as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise.
“Third Party Claim” shall have the meaning set forth in Section 9.5(b).

“Transaction Agreements” means this Agreement, the Indemnity Escrow Agreement, the Purchasing Services Agreement, the Transition Services Agreement, and the Restrictive Covenant Agreement.

“Transaction Expenses” means: (a) all fees or expenses of Seller or of the Company incurred in connection with the negotiation and the consummation of the transactions contemplated by this Agreement or payable upon the consummation of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, amounts payable to Seller under the Transition Services Agreement and the Purchasing Services Agreement); and (b) one-half (1/2) of the aggregate amount of fees and expenses payable to the Escrow Agent under the Indemnity Escrow Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.2.

Annex A-12

Exhibit 2.1

“Transition Services Agreement” means a transition services agreement, in substantially in the form of Exhibit F, to be entered into by Buyer and Seller at the Closing.

“Vehicle Service Contract” means any vehicle service contract or similar contract written by the Company or any of its Subsidiaries with respect to the Business and entered into with a customer, policyholder or cedant.
“VSC Marketing Communication” shall have the meaning set forth in Section 2.16(e).

“VSC Permits” shall have the meaning set forth in Section 2.16(c).

Annex A-13